UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Battalion Oil Corporation
(Name of Registrant as Specified In Its Charter)

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Battalion Oil Corporation 1000 Louisiana Street, Suite 6600 Houston, Texas 77002 832.538.0300

Notice of 2021 Annual Meeting of Stockholders

April 29, 2021

To the Stockholders of Battalion Oil Corporation:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Battalion Oil Corporation (the “Company”) will be held on Tuesday, June 8, 2021 at 11:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002, for the following purposes:

1.	To elect five directors to serve until the 2022 annual meeting of stockholders in accordance with our certificate of incorporation and bylaws;
2.	To approve an amendment to the Company’s 2020 Long Term Incentive Plan to increase the total number of shares of our common stock issuable thereunder;
3.	To approve, in a non-binding advisory vote, the compensation of our named executive officers;
4.	To determine, in a non-binding advisory vote, the frequency of future non-binding advisory votes to approve the compensation of our named executive officers;
5.	To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2021; and
6.	To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

If you were a stockholder as of the close of business on April 9, 2021 (the “Record Date”), you are entitled to notice of, and to vote at, the Annual Meeting and at any adjournment thereof. In light of the public health impact of the novel coronavirus (“COVID-19”) pandemic, and to support the health and well-being of our stockholders and employees, admittance to the Annual Meeting will be limited to stockholders of record as of the Record Date. Stockholders will need to provide a valid photo ID and proof of ownership of our common stock (e.g., the Notice, voting instruction form or brokerage statement). Additionally, all attendees will be required to wear a self-provided mask and to practice social distancing.

We are pleased to furnish our proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, to each stockholder of record, over the Internet, as permitted by Securities and Exchange Commission rules. This process will enable us to provide you with a convenient way to access our proxy materials, while reducing the amount of paper necessary to produce these materials, as well as the costs associated with mailing these materials to all stockholders of record. Accordingly, on or about April 29, 2021, the Company mailed the Notice of Internet Availability of Proxy Materials (the “Notice”) to all stockholders of record as of the Record Date, and posted its proxy materials on the website referenced in the Notice. As more fully described in the Notice, all stockholders may choose to access the proxy materials on the website referred to in the Notice or may request a printed set of the proxy materials.

Your vote is important. Please vote your proxy promptly so your shares can be represented, even if you plan to attend the Annual Meeting. You can vote by Internet or by telephone by using the voting procedures described in the Notice, or by requesting a printed copy of the proxy materials (including the proxy card), and completing, signing and returning the proxy card enclosed by mail. All stockholders of record as of the Record Date are cordially invited to attend Annual Meeting.

By order of the Board of Directors of Battalion Oil Corporation:

William L. Transier Chairman of the Board

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR
THE 2021 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON June 8, 2021

The Notice and our proxy materials, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, are available on the Internet at www.proxyvote.com and at http://www.battalionoil.com/investors/annual-report-proxy-materials/.

Notice of Annual Meeting of Stockholders
2021 Proxy Statement and Annual Report

i

ii

1000 Louisiana Street, Suite 6600 ⁞ Houston, Texas 77002
Telephone: 832.538.0300

PROXY STATEMENT

For Annual Meeting of Stockholders
to be held on June 8, 2021

General Information

These proxy materials are being furnished to you, in connection with the solicitation of proxies by the board of directors of Battalion Oil Corporation, a Delaware corporation (referred to in this proxy statement as “Battalion,” the “Company,” “we,” “us,” or “our”), for use at the annual meeting of stockholders, and any adjournments or postponements thereof, to be held on Tuesday, June 8, 2021 at 11:00 a.m., Central Daylight Time, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002.

Electronic Availability of Proxy Statement and Annual Report

As permitted under the rules of the Securities and Exchange Commission, or the SEC, Battalion is making this proxy statement and its Annual Report on Form 10-K for the fiscal year ended December 31, 2020 available to its stockholders electronically via the Internet. On or about April 29, 2021, Battalion mailed a Notice of Internet Availability of Proxy Materials (the “Notice”) to its stockholders of record, as of the close of business on April 9, 2021 (the “Record Date”), which Notice sets forth instructions for accessing Battalion’s proxy materials electronically and instructions on how a stockholder can request to receive paper or e-mail copies of Battalion’s proxy materials.

Attendance and Participation

In light of the public health impact of the novel coronavirus (“COVID-19”) pandemic, and to support the health and well-being of our stockholders and employees, attendance to the Annual Meeting will be limited to stockholders of record as of the Record Date. To be admitted to the Annual Meeting, you will be required to provide a photo ID and documentation showing that you owned common stock as of the Record Date. If you are a beneficial owner, you will also be required to provide the notice or voting instruction form you received from your broker, bank or other nominee or a brokerage statement reflecting your ownership of common stock as of the Record Date. Additionally, all attendees will be required to wear a self-provided mask and to practice social distancing.

Even if you plan to attend in the Annual Meeting, the Company strongly recommends that you vote your shares in advance (as described below) to ensure that your vote is counted, should you later be unable to attend the Annual Meeting.

Voting and Revocation of Proxies

If you provide specific voting instructions, your shares will be voted as you instruct. Whether you hold shares directly as a stockholder of record, or beneficially in street name, you may direct how your shares are voted at the annual meeting. If you are a stockholder of record, you may vote by submitting a proxy or by voting at the annual meeting, and if you hold your shares in street name, you may vote by submitting voting instructions to your broker, trustee or other nominee.

You may cast your vote by proxy as follows:

:	Internet at www.proxyvote.com by following the instructions on the Notice, or if you received proxy materials by mail, the proxy card;
(	Telephone by calling 1-800-690-6903 and following the voice prompts; or
+	Mailing the completed, signed and dated proxy card if you received proxy materials by mail, in the pre-addressed postage-paid envelope enclosed therewith.

Unless you otherwise direct in your proxy, the individuals named in the proxy card will vote the shares represented by such proxy in accordance with the recommendations of our board of directors. If you hold your shares in street name, please refer to the proxy card forwarded by your broker, trustee or other nominee to see which voting options are available to you and for instructions on how to vote. If you vote by Internet or by telephone, you need not return your proxy card. Proxies granted by telephone or over the Internet, in accordance with the procedures set forth on the proxy card, will be valid under Delaware law.

If you sign the proxy card of your broker, trustee or other nominee but do not provide voting instructions, your shares will not be voted unless your broker, trustee or other nominee has discretionary authority to vote. When a broker, trustee or other nominee holding shares for a beneficial owner is unable to vote on a particular proposal because such broker, trustee or other nominee does not have discretionary authority to vote in the absence of timely instructions from the beneficial owner, this is referred to as a “broker non-vote.” Of the proposals that will be brought to a vote at our annual meeting, brokers will have discretionary voting authority only with respect to the ratification of the appointment of our independent registered public accounting firm. It is therefore very important that you indicate on the proxy card of your broker, trustee or other nominee how you want your shares to be voted in the election of the five director nominees named in this proxy statement.

The board of directors is not aware of any business to be brought before the annual meeting other than as indicated in the Notice. If any other matter does come before the meeting, the persons named in the proxy card will vote the shares represented by the proxy in his or her best judgment.

Revocation of Proxy.

A proxy may be revoked by a stockholder at any time prior to it being voted by:

•	delivering a revised proxy (by one of the methods described above) bearing a later date;

•	voting in person at the annual meeting; or

•	notifying our Corporate Secretary of the revocation in writing at our address set forth above in time to be received before the annual meeting.

Attendance at the meeting alone will not effectively revoke a previously executed and delivered proxy. If a proxy is properly executed and is not revoked by the stockholder, the shares it represents will be voted at the meeting in accordance with the instructions from the stockholder. If the proxy card is signed and returned without specifying choices, the shares will be voted in accordance with the recommendations of our board of directors. If your shares are held in an account at a broker, trustee or other nominee, you should contact your broker, trustee or other nominee to change your vote.

Record Date and Vote Required for Approval.

The record date with respect to this solicitation is April 9, 2021. Our voting stock consists of issued and outstanding shares of our common stock. All holders of record of our common stock as of the close of business on April 9, 2021 are entitled to vote at the annual meeting and any adjournment or postponement thereof for which a new record date has not been established. As of the record date, we had 16,267,597 shares of common stock outstanding and no shares of preferred stock outstanding. Each share of common stock entitles its holder to one vote on each matter submitted to our stockholders. Our stockholders do not have cumulative voting rights. In accordance with our bylaws, the holders of a majority of our common stock issued and outstanding and entitled to vote at the annual meeting, represented in attendance or by proxy, shall constitute a quorum at the annual meeting. If a quorum is not present at the annual meeting, a vote for adjournment will be taken among the stockholders present or represented by proxy. If a majority of the stockholders present or represented by proxy vote for adjournment, it is our intention to adjourn the meeting until a later date and to vote proxies received at such adjourned meeting. The place and date to which the annual meeting would be adjourned would be announced at the meeting, but would in no event be expected to be more than 30 days after the date of the annual meeting.

Election of director nominees requires that each director be elected by a majority of the votes present in attendance or represented by proxy at the annual meeting and entitled to vote on this matter, thus the number of shares voted “for” a nominee must exceed the number of shares voted “against” such nominee. For purposes of determining the outcome for each nominee broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of the vote. Abstentions will effectively count as votes “against” because they are considered entitled to vote.

Approval of the proposed amendment to our 2020 Long-Term Incentive Plan requires the affirmative vote of the majority of votes cast for such proposal; provided that, the total votes cast represent a majority of all shares entitled to vote. An affirmative vote of the majority of votes cast for such proposal will be achieved if votes “for” represent a majority of the aggregate number of votes “for,” “against” and “abstain.” Total votes cast will represent a majority of all shares entitled to vote if the aggregate number of votes “for,” “against” and “abstain” represent a majority of our outstanding shares of common stock.

As an advisory vote, the proposal to approve the compensation of our named executive officers is not binding upon the Company. Additionally, the proposal regarding frequency of a stockholder advisory vote on executive compensation will be determined on an advisory basis by whichever of the choices —“1 Year,” “2 Years,” or “3 Years”— receives the greatest number of votes cast. Although advisory in nature, the Compensation Committee of our board of directors, which is responsible for overseeing our executive compensation program, values the opinions expressed by our stockholders and will consider the outcomes of those votes when making future compensation decisions.

Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant requires the affirmative vote of a majority of the shares of voting stock present in attendance or represented by proxy at the meeting and entitled to vote on this matter.

Proxy Solicitation.

We will bear all costs relating to the solicitation of proxies. Our officers, directors and employees, may solicit proxies personally, by mail, or by telephone, facsimile transmission or other electronic means.

Submission of Stockholder Proposals.

The deadline for submitting stockholder proposals for inclusion in our proxy statement for our annual meeting in 2022 is December 30, 2021. See “Submission of Stockholder Proposals for Our 2022 Annual Meeting of Stockholders” below for additional information.

We will provide to any stockholder, without charge and upon written request, a copy (without exhibits, unless otherwise specified) of our Annual Report on Form 10-K, as filed with the SEC for the fiscal year ended December 31, 2020. Any such request should be directed to: Battalion Oil Corporation, Attn: Corporate Secretary, 1000 Louisiana Street, Suite 6600, Houston, Texas 77002, telephone number: (832) 538-0300. The Annual Report on Form 10-K for the fiscal year ended December 31, 2020 is not part of the proxy solicitation materials.

Our Board of Directors and Its Committees

The Board of Directors

Our business and affairs are managed under the direction of our board of directors, or “board.” Our bylaws specify that we shall not have less than one nor more than seven directors, and our board currently has seven members. Under our amended and restated bylaws, as amended, or “bylaws,” and our amended and restated certificate of incorporation, or “certificate of incorporation,” each director holds office until the next annual meeting of stockholders at which such director’s class stands for re-election and serves until the director’s successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. Our certificate of incorporation provides for the declassification of our board of directors, effective as of the annual meeting of stockholders in the year 2021, at which time all directors will stand for election for a term of one year or until their successors are elected and qualified. The current members of our board of directors are Jonathan D. Barrett, David Chang, Scott H. Germann, Gregory S. Hinds, Allen Li, Richard H. Little and William L. Transier.

As discussed more fully under “Proposal 1—Election of Directors,” Messrs. Barrett, Chang, Hinds, Li and Little have been nominated for re-election at the 2021 Annual Meeting. If each nominee for director receives a majority of votes cast in favor of his continued service on the board, each will serve a one-year term expiring at the annual meeting in 2022. In the event any director nominee does not receive a majority of votes cast in favor of his continued service on the board, we may nonetheless request that he continue to serve on our board until such time as we identify and appoint his successor, which we will endeavor to do as promptly as practicable.

The following table sets forth the names and ages of all of our current directors, the positions and offices with us held by such persons, the years in which their current terms as directors expire and the length of their continuous service as a director:

Name	Director Since	Age	Position	Expiration of Term
Jonathan D. Barrett	May 2020	53	Director	2021
David Chang	Oct. 2019	41	Director	2021
Scott H. Germann	Oct. 2019	59	Director	2021
Gregory S. Hinds	Oct. 2019	57	Director	2021
Allen Li	Oct. 2019	31	Director	2021
Richard H. Little	Oct. 2019	49	Director and CEO	2021
William L. Transier	Oct. 2019	66	Chairman	2021

Directors

Jonathan D. Barrett has served as a director since May 2020 and currently serves as a member of the Nominating and Corporate Governance Committee. Mr. Barrett is the President of Luminus Management (“Luminus”), an investment management firm focused on investments across the capital structure of companies within the broader energy ecosystem. Mr. Barrett joined Luminus shortly after its founding in 2003 and has led the firm since 2011. From 2005 to 2007, Mr. Barrett served as Managing Director and a member of the Investment Committee of LS Power Equity Advisors, the private equity arm of LS Power, a former affiliate of Luminus focused on the North American power and energy infrastructure industries. Prior to joining Luminus, Mr. Barrett was a Director in Salomon Smith Barney’s Merger and Acquisition Group. Mr. Barrett graduated with honors in Accounting from the University of Witwatersrand in Johannesburg, South Africa. We believe Mr. Barrett’s financial and investment experience in the energy trading industry, provide significant contributions, and make him well qualified, to serve on the Company’s board of directors.

David Chang has served as director since October 2019 and currently serves as a member of the Reserves Committee. Mr. Chang is a Senior Vice President at LSP Investment Advisors where he is responsible for originating and managing investments in the energy sector across capital structures. Prior to joining LSP Investment Advisors in 2011, Mr. Chang was an analyst in the Global Energy investment-banking group at Credit Suisse. Mr. Chang holds a Bachelor of Arts in Economics and Mathematics from Columbia University. We believe Mr. Chang’s background in finance and overseeing energy sector investments provide significant contributions, and make him well qualified, to serve on the Company’s board of directors.

Scott H. Germann has served as director since October 2019 and currently serves as Chairman of the Compensation Committee and is a member of the Audit and Reserves Committees. Mr. Germann is Chief Executive Officer of Ridge Runner Resources, LLC, which was formed in early 2018, and is backed by Warburg Pincus. Mr. Germann has over 28 years of experience in oil and gas exploration and production, having spent the last 26 years focused specifically on the Delaware Basin. Mr. Germann was President of Delaware Basin at BC Operating, until the sale of the company to Marathon Oil in May 2017. Prior to his tenure at BC Operating, Mr. Germann spent 21 years as Executive Vice President and Head of Permian and Delaware Basin at Nadel and Gussman. He began his career at Exxon as a Senior Geologist focused on the Delaware Basin before moving to Exxon’s headquarters in Houston. Mr. Germann holds a Bachelor of Science in Geology from Eastern Illinois University and a Master of Science in Geosciences from the University of Tulsa.

Gregory S. Hinds has served as director since October 2019 and currently serves as Chairman of the Reserves Committee and is a member of the Audit and Compensation Committees. Mr. Hinds is the founder of Fenceline Minerals (“Fenceline”), a privately held limited liability company. Prior to forming Fenceline, Mr. Hinds was the Chief Operating Officer of Jagged Peak Energy, LLC (“Jagged Peak”), having joined Jagged Peak at its inception in April 2013. Prior to his tenure at Jagged Peak, Mr. Hinds was Chief Operating Officer of Ute Energy (“Ute”), a private equity backed oil and gas company with operations focused in the Uinta Basin of Northeastern Utah, which was sold in November of 2012. Before Ute, Mr. Hinds was the Vice President of Uinta Basin Assets for the Bill Barrett Corporation (“Bill Barrett”), where he was primarily responsible for the development of the West Tavaputs field as well as Barrett’s Blacktail Ridge and Lake Canyon properties. Prior to joining Bill Barrett, he served as Geological Manager for Pennaco Energy and as an Exploration Geologist for Barrett Resources. Mr. Hinds holds a Bachelor of Science in Geology from Louisiana State University and a Master of Science in Geology from Texas A&M University. He is a Registered Professional Geologist in Utah, Wyoming and Texas. We believe Mr. Hind’s experience in energy-company reserve evaluations, analytics in energy related acquisitions and as an executive in the energy industry, along with his scientific background in geology & geophysics, provide significant contributions, and make him well qualified, to serve on the Company’s board of directors.

Allen Li has served as a director since October 2019 and currently serves as a member of the Nominating and Corporate Governance Committee. Mr. Li is Vice President in the Opportunities Funds at Oaktree Capital (“Oaktree”). Prior to joining Oaktree in 2014, Mr. Li worked in the Investment Banking Division at Goldman Sachs from July 2012 to July 2014. He holds a Bachelor of Science in Business Administration from the University of Southern California. He currently serves on the board of directors of PHI Inc., Source Energy, and Charger Shale Oil Company. We believe Mr. Li’s experience in the financial and investment banking industry provide valuable contributions, and make him well qualified, to serve on the Company’s board of directors.

Richard H. Little has served as a director since October 2019 and as Chief Executive Officer since June 2019. Prior to joining the Company, Mr. Little served as the Chief Executive Officer of Ajax Resources, LLC (“Ajax”), until it sold substantially all of its assets to Diamondback Energy, Inc., in October 2018. Prior to his tenure at Ajax, Mr. Little held progressive roles with EP Energy Company and its predecessors, including Vice President over the Southern Division, where he was responsible for various regions including the Permian Basin, South Texas, Gulf of Mexico, and the Texas and Louisiana Gulf Coast. Mr. Little joined El Paso Exploration and Production in October 2007 as a result of the People’s Energy Production acquisition. At People’s Energy, he was a Senior Staff Asset Engineer. In prior roles, Mr. Little worked as a petroleum engineering consultant with Holditch and Associates, Inc. and as a completions engineer with Halliburton Energy Services, Inc., where he was primarily focused on well stimulation design and execution. Mr. Little has accrued over 25 years of experience in the energy business, with more than 11 years in the Permian Basin, and has extensive experience in reservoir, drilling, completions, production, and facilities management. Mr. Little received a Bachelor of Science degree in petroleum engineering from Texas A&M University in 1995. We believe Mr. Little’s role as the Company’s Chief Executive Officer and his many years of service in an executive leadership role for oil and natural gas exploration and production companies provide significant contributions, and make him well qualified, to serve on the Company’s board of directors.

William L. Transier has served as a director since October 2019 and currently serves as the Chairman of the Board, Chairman of the Audit and Nominating and Corporate Governance Committees, and as a member of the Compensation Committee. Mr. Transier is the Chief Executive Officer of Transier Advisors, LLC (“Transier Advisors”), an independent advisory firm providing services to companies facing stressed operational situations, turnaround, restructuring or in need of interim executive leadership. Prior to starting Transier Advisors, Mr. Transier was co-founder of Endeavour International Corporation (“Endeavour”), an international oil and gas exploration and production company. He served as non-executive chairman of Endeavour’s board of directors from December 2014 until November 2015. He served as non-executive Chairman, Chief Executive Officer and President from September 2006 until December 2014. Prior to Endeavor, Mr. Transier served as Executive Vice President and Chief Financial Officer of Ocean Energy, Inc. and its predecessor, Seagull Energy Corporation, from May 1996 to April 2003. Before his tenure with Ocean Energy, Mr. Transier served in various roles, including Partner in the audit department and Head of Global Energy Practice of KPMG, LLP from June 1976 to April 1996. He currently serves as an independent director and chairman of the board for Helix Energy Solutions Group (“Helix”). Mr. Transier has been a member of the Helix board of directors since September 2000 and served as lead independent director from March 2016 to July 2017 when he was appointed as chairman of the board. Since April 2020, Mr. Transier has served on the board of Elexa Technologies, Inc. and as chairman of his audit committee and as a member of its special transactions committee. Mr. Transier was previously a member of the board of Sears Holding Corporation, Teekay Offshore Partners L.P., Gastar Exploration, Inc., CHC Group, Ltd., Paragon Offshore, PLC., and Reliant Energy, Inc. Mr. Transier holds a Bachelor of Business Administration Degree in Accounting from the University of Texas, a Master of Business Administration from Regis University and a Master of Arts in Theological Studies from Dallas Baptist University.

Meetings of Our Board of Directors and Committees of the Board

Our board of directors has the responsibility for establishing our broad corporate policies and for our overall performance. The board relies on our executive officers and other members of management to direct the day-to-day operations of the Company. The board is kept informed of our business through discussions with our executive officers and other key personnel, by reviewing analyses and reports provided to it on a regular basis, and by participating in board and committee meetings. Our board held twenty-two (22) meetings during 2020, including telephonic meetings, and acted by unanimous written consent one (1) time. Each director attended at least 75% of the total meetings of the board and the committee(s) on which such director serves during the period that such director served as a director or as a member on such committee(s).

Our board currently has four standing committees: Audit, Compensation, Nominating and Corporate Governance, and Reserves. Actions taken by our committees are reported to the full board. Each committee conducts an annual evaluation of its duties and is expected to conduct an annual review of its charter and also has authority to retain, set the compensation for, and terminate consultants, outside counsel and other advisers as that committee determines to be appropriate.

Audit Committee. The members of our Audit Committee are Scott H. Germann, Gregory S. Hinds and William L. Transier, with Mr. Transier serving as the chairman. Our board has determined that all members of our Audit Committee are financially literate within the meaning of SEC rules, under the current listing standards of the NYSE American and in accordance with our audit committee charter. Our board has also determined that all members of the Audit Committee are independent, within the meaning of SEC and applicable NYSE American regulations for independence for audit committee members, under our corporate governance guidelines, and in accordance with our audit committee charter. Our board determined that Mr. Transier is an “audit committee financial expert” (as defined under SEC rules) because he possesses: (i)an understanding of generally accepted accounting principles in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with the accounting for estimates, accruals and reserves; (iii) experience analyzing and evaluating financial statements that present a breadth and level of complexity of accounting issues that are generally comparable to the breadth and complexity of issues that can reasonably be expected to be raised by our financial statements; (iv) an understanding of internal control over financial reporting; and (v) an understanding of audit committee functions. Mr. Transier acquired these attributes through his educational background and by having held various positions that provided relevant experience, as described in his biography under “ Our Board of Directors and Its Committees — The Board of Directors” above.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and related legal and regulatory compliance. The Audit Committee annually considers the qualifications and evaluates the performance of our independent auditor and selects and engages our independent auditor. The Audit Committee meets quarterly with representatives of the independent auditor and is available to meet at the request of the independent auditor. During these meetings, the Audit Committee receives reports regarding our books of accounts, accounting procedures, financial statements, audit policies and procedures, internal accounting and financial controls, and other matters within the scope of the Audit Committee’s duties. The Audit Committee reviews the plans for and the results of audits for us and our subsidiaries. The Audit Committee reviews the independence of the independent auditor, and considers and authorizes the fees for both audit and non-audit services provided by the independent auditor. In 2020, our Audit Committee held seven (7) meetings, including telephonic meetings.

The written charter of the Audit Committee adopted by our board is available on our website at www.battalionoil.com.

Compensation Committee. The members of our Compensation Committee are David Chang, Scott H. Germann, Gregory S. Hinds and William L. Transier with Mr. Germann serving as the chairman. Our board has determined that each member of the Compensation Committee meets the NYSE American standards for independence, and is a “non-employee director” as defined in Rule 16b-3 under the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” as defined for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended, and meets the enhanced independence requirements set forth in Rule 10C-1 under the Exchange Act.

The Compensation Committee is entrusted with the overall responsibility for establishing, implementing and monitoring the compensation for our executive officers, administers the Battalion Oil Corporation 2020 Long-Term Incentive Plan (as amended, the “Plan”), and recommends awards and other stock-based grants under the Plan for our executive officers. In 2020, our Compensation Committee held six (6) meetings, including telephonic meetings.

Our Compensation Committee routinely engages an outside independent compensation-consulting firm to assist the board and the Compensation Committee in crafting our compensation program for our executive officers and to assist the board in determining compensation for our non-employee directors. In connection with its engagement, the independent compensation consultant is tasked with, among other things, making recommendations to the Compensation Committee regarding an appropriate compensation peer group, assisting the Compensation Committee in establishing a competitive executive compensation program and making recommendations and providing analysis regarding the compensation of our executive officers, including the named executive officers, discussed below under the heading “Executive Compensation.”

The written charter of the Compensation Committee adopted by our board is available on our website at www.battalionoil.com.

Nominating and Corporate Governance Committee. The members of our Nominating and Corporate Governance Committee are Jonathan D. Barrett, Allen Li and William L. Transier, with Mr. Transier serving as the chairman. Our board has determined that all members of the Nominating and Corporate Governance Committee are independent pursuant to the applicable NYSE American rules, under our corporate governance guidelines, and in accordance with our nominating and corporate governance committee charter.

Our Nominating and Corporate Governance Committee is responsible for identifying qualified candidates to be presented to our board for nomination as directors, ensuring that our board and our organizational documents are structured in a way that best serves our practices and objectives, and developing and recommending a set of corporate governance principles. The Nominating and Corporate Governance Committee may consider candidates for our board from any reasonable source, including a search firm engaged by the Nominating and Corporate Governance Committee, recommendations of the board, management or nominations from our stockholders, in accordance with the procedures set forth in our bylaws. Although there is no specific policy regarding the consideration of diversity in identifying candidates, our Nominating and Corporate Governance may consider whether the nominee, if elected, assists in achieving a mix of board members that represents a diversity of background and experience. In 2020, our Nominating and Corporate Governance Committee held one (1) meeting.

The written charter of the Nominating and Corporate Governance Committee adopted by our board is available on our website at www.battalionoil.com.

Reserves Committee. The members of our Reserves Committee are Scott H. Germann, Gregory S. Hinds and David Chang, with Mr. Hinds serving as the chairman. Our Reserves Committee is composed solely of non-employee directors who are independent under our corporate governance guidelines and in accordance with our reserves committee charter. Our Reserves Committee assists our board with oversight in the preparation by independent petroleum engineers of annual and any special reserve reports and/or audits of the estimated amounts of our consolidated hydrocarbon reserves and related information. The Reserves Committee selects, engages and determines funding for the independent petroleum engineers, who evaluate our hydrocarbon reserves, and also determines their independence from the Company in accordance with, among other things, the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserves Information promulgated by the Society of Petroleum Engineers. In 2020, our Reserves Committee held five (5) meetings, including telephonic meetings.

The written charter of the Reserves Committee adopted by our board is available on our website at www.battalionoil.com.

Corporate Governance Matters

Corporate Governance Web Page and Available Documents. We maintain a corporate governance page on our website at www.battalionoil.com/investors/corporate-governance where you can find the following documents:

•	our Corporate Governance Guidelines;

•	our Code of Ethics for the Chief Executive Officer and Senior Financial Officers;

•	our Code of Conduct;

•	our Amended and Restated Insider Trading Policy;

•	our Regulation FD Policy; and

•	charters of our Audit, Compensation, Nominating and Corporate Governance, and Reserves Committees.

Notwithstanding any reference to our website contained in this proxy statement, the information you may find on our website is not part of this proxy statement. We will provide a printed copy of these documents, without charge, to stockholders who request copies in writing from: Battalion Oil Corporation, Attn: Corporate Secretary, 1000 Louisiana Street, Suite 6600, Houston, Texas 77002.

Director Independence. The current listing standards of the NYSE American require that our board affirmatively determine the independence of each director and disclose such determination in the proxy statement for each annual meeting of our stockholders. On March 5, 2021, the board affirmatively determined that each of Jonathan D. Barrett, David Chang, Scott H. Germann, Gregory S. Hinds, Allen Li and William L. Transier is an “independent director” under the guidelines described below and the applicable independence rules of the NYSE American.

In connection with its assessment of independence, our board reviewed information regarding relevant relationships, arrangements or transactions between the Company and each director or parties affiliated with such director. Our board has established the following standards for determining director independence in our corporate governance guidelines.

A majority of the directors on our board must be “independent.” No director qualifies as “independent” unless the board affirmatively determines that such director has no “material relationship” with the Company, either directly, or as a partner, stockholder or officer of an organization that has a relationship with the Company. A “material relationship” is a relationship that the board determines, after a consideration of all relevant facts and circumstances, compromises the director’s independence from management. Our board’s determination of independence must be consistent with all applicable requirements of the NYSE American, the SEC, and any other applicable legal requirements. Our board may adopt specific standards or guidelines for independence in its discretion from time to time, consistent with those requirements. As set forth in the NYSE American Company Guide Section 803A, our board must consider the following factors that preclude a finding by the board of a member’s or prospective member’s “independence” from the Company:

1.       A director who is, or during the past three years was, employed by the Company, other than prior employment as an interim executive officer (provided the interim employment did not last longer than one year);

2.       A director who accepted or has an immediate family member who accepted any compensation from the Company in excess of $120,000 during any period of twelve consecutive calendar months within the three years preceding the determination of independence, other than the following:

(a)       compensation for board or board committee service,

(b)       compensation paid to an immediate family member who is an employee (other than an executive officer) of the Company,

(c)       compensation received for former service as an interim executive officer (provided the interim employment did not last longer than one year), or

(d)       benefits under a tax-qualified retirement plan, or non-discretionary compensation;

3.       a director who is an immediate family member of an individual who is, or at any time during the past three years was, employed by the company as an executive officer;

4.       a director who is, or has an immediate family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities or payments under non-discretionary charitable contribution matching programs) that exceed 5% of the organization's consolidated gross revenues for that year, or $200,000, whichever is more, in any of the most recent three fiscal years;

5.       a director who is, or has an immediate family member who is, employed as an executive officer of another entity where at any time during the most recent three fiscal years any of the issuer's executive officers serve on the compensation committee of such other entity; or

6.       a director who is, or has an immediate family member who is, a current partner of the Company's outside auditor, or was a partner or employee of the company's outside auditor who worked on the company's audit at any time during any of the past three years.

Our corporate governance guidelines set forth our policy with respect to qualifications of the members of the board, the standards of director independence, director responsibilities, board meetings, director access to management and independent advisors, director orientation and continuing education, director compensation, management evaluation and succession, annual performance evaluation of the board, and executive sessions.

Nomination Process. The Nominating and Corporate Governance Committee will consider stockholder nominees for election as directors. Any stockholder nominations must be received by us not less than sixty (60) days nor more than ninety (90) days prior to the annual meeting; provided however, that in the event that less than seventy (70) days’ notice or prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder, to be timely, must be received no later than the close of business on the tenth (10th) day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made, whichever first occurs. Nominations should be delivered to the Nominating and Corporate Governance Committee at the following address: Nominating and Corporate Governance Committee, c/o Battalion Oil Corporation, Attn: Corporate Secretary, 1000 Louisiana St., Suite 6600, Houston, Texas 77002.

The stockholder’s nomination notice must set forth: (i) as to each person whom the stockholder proposes to nominate for election or re-election as a director: (a) the name, age, business address and residence address of the person; (b) the principal occupation or employment and business experience of the person for at least the previous five years; (c) the class and number of shares of our capital stock which are beneficially owned by the person; and (d) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to the rules and regulations of the SEC under Section 14 of the Exchange Act; and (ii) as to the stockholder giving the notice: (a) the name and record address of the stockholder; and (b) the class and number of shares of our capital stock beneficially owned by the stockholder. Such submission must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director, if elected. We may require any proposed nominee to furnish such other information as may reasonably be required by us to determine the eligibility of such proposed nominee to serve as a director.

In considering possible candidates for election as a director, the Nominating and Corporate Governance Committee is guided by the principles that each director should be an individual of high character and integrity and have:

•	independence;

•	wisdom;

•	an understanding and general acceptance of our corporate philosophies;

•	business or professional knowledge and experience that can address our challenges and opportunities, and contribute meaningfully to the deliberations of our board of directors;

•	a proven record of accomplishment with an excellent organization;

•	an inquiring mind;

•	a willingness to speak one’s mind;

•	an ability to challenge and stimulate management; and

•	a willingness to commit time and energy to our business affairs.

In considering possible candidates for election as directors, the Nominating and Corporate Governance Committee may, in its discretion, review the qualifications and backgrounds of existing directors and other nominees (without regard to whether a nominee has been recommended by stockholders), as well as the overall composition of our board, and recommend the slate of directors to be nominated for election at the ensuing annual meeting of stockholders. Although there is no specific policy regarding the consideration of diversity in identifying candidates, our Nominating and Corporate Governance may consider whether the nominee, if elected, assists in achieving a mix of board members that represents a diversity of background and experience. Currently, we do not employ or pay a fee to any third party to identify or evaluate, or assist in identifying or evaluating, potential director nominees.

The charter of our Nominating and Corporate Governance Committee provides that the committee will evaluate our corporate governance effectiveness and recommend such revisions, as it deems appropriate, to improve our corporate governance. The areas of evaluation may include such matters as the size and independence requirements of our board, board committees, management succession and planning, and regular meetings of our non-employee directors without management in executive sessions.

The Nominating and Corporate Governance Committee did not receive any stockholder recommendations for nomination to our board in connection with this year’s annual meeting. The Nominating and Corporate Governance Committee has recommended Messrs. Barrett, Chang, Hinds, Li, and Little for re-election as the term of their class is expiring on our board. Each of Messrs. Germann and Transier informed the Company on April 16, 2021 of their intention not to stand for re-election at the annual meeting.

Board Diversity. Our Nominating and Corporate Governance Committee charter requires the committee to review the composition of the board as a whole and recommend, if necessary, measures to be taken so that our board not only contains the required number of independent directors, but also reflects a diverse set of skills with the balance of knowledge, experience, skills, expertise, integrity, analytical ability and diversity as a whole that the committee deems appropriate. This review includes an assessment as to our board’s current and anticipated need for directors with specific qualities, skills, experience or backgrounds; the availability of highly qualified candidates; committee workloads and membership needs; and anticipated director retirements. In making its recommendations, the Nominating and Corporate Governance Committee will also consider diversity on gender, racial, ethnic and any other self-identified diversity characteristics of directors and candidates to become directors, all with a view towards enhancing the effectiveness of our board of directors.

Leadership Structure. The Company’s bylaws provide that our board annually elect one of its members to serve as Chairman. Our board believes that no single leadership model is right for all companies at all times, and that a combined Chairman and Chief Executive Officer roles may be appropriate and efficient under certain circumstances. Currently our board believes that the interests of the Company and its stockholders are best served by maintaining the two roles separate. The Chairman of our board of directors is elected annually by our board. The Chairman’s responsibilities and authority generally include:

•	presiding over all meetings of the board and, to the extent the Chairman is also an independent director, presiding over executive sessions of the independent directors of the board;

•	calling special meetings of the board when necessary and appropriate;

•	coordinating the agenda for, and moderating meetings of, the board;

•	facilitating communication between the board and members of senior management of the Company;

•	establishing the schedule of regular and special meetings of the board to ensure that there is sufficient time for discussion of all agenda items;

•	facilitating communications among the other members of the board;

•	consulting with the chairs of the board committees and soliciting their participation to avoid diluting their authority or responsibilities; and

•	performing other duties as the board may from time to time delegate.

Our corporate governance guidelines currently provide that non-management directors must meet at regularly scheduled executive sessions without management. During 2020, our non-management directors held seven (7) executive sessions without management present.

Risk Oversight. It is the job of our executive officers, and other members of our senior management to identify, assess, and manage our exposure to risk. At times, management has retained outside consultants to assist in identifying, assessing, analyzing and developing plans to mitigate enterprise risks. Our board plays an important role in overseeing management’s performance of these functions. Our board has approved the audit committee charter, which lists the primary responsibilities of the Audit Committee. Those responsibilities require the Audit Committee to discuss with management our major financial risk exposures and the steps management has taken to monitor and control such exposures, including the substance of any significant litigation, contingencies or claims that had, or may have, a significant impact on the financial statements. The Audit Committee is also required to discuss with management and review the mechanisms, guidelines and policies that govern the processes by which risk assessment and management are undertaken.

Each of the board’s other committees also oversees the management of risks that fall within such committee’s area of responsibility. Our Compensation Committee incorporates risk considerations, including the risk of loss of key personnel, as it evaluates the performance of our executive officers, reviews management development and determines compensation structure and amounts. Our Nominating and Corporate Governance Committee focuses on issues and risks relating to board composition, leadership structures, succession planning and corporate governance matters. The focus of our Reserves Committee is on the integrity of the process of selecting our independent petroleum engineers and whether reports prepared by our independent petroleum engineers are prepared in accordance with the accepted or required petroleum engineering standards.

Our board receives reports from its committees regarding the risks considered in their respective areas to ensure that our board has a broad view of our strategy and overall risk management process. In performing its risk oversight function, each committee has full access to management, as well as the ability to engage advisors. Each committee’s charter is available on our website at www.battalionoil.com.

Communications with Directors. Our board welcomes communications from our stockholders and other interested parties. Stockholders and any other interested parties may send communications to our board, to any committee of our board, to the Chairman of the board, or to any director in particular directed to: Battalion Oil Corporation, Attn: Corporate Secretary, 1000 Louisiana St., Suite 6600, Houston, Texas 77002.

Any correspondence addressed to our board, to any committee of our board, to the Chairman of the board, or to any one of the directors in care of our offices is required to be forwarded to the addressee or addressees without review by any person to whom such correspondence is not addressed.

Directors’ Attendance at Stockholder Meetings. Our corporate governance guidelines provide that our directors are encouraged, but not required, to attend annual meetings of our stockholders. At the 2020 annual meeting of stockholders, all of our non-employee directors, who served on the board at such time, attended the meeting.

Certain Relationships and Related Party Transactions

As required under SEC rules, the Company is required to disclose in our proxy statements any transactions that are determined to be directly or indirectly material to the Company or a related person. We have determined that during our fiscal year ended December 31, 2020, there were no transactions with related persons required to be disclosed under SEC rules.

Related Party Transaction Review Policies and Procedures

A transaction or series of similar transactions to which we are a party in which the amount involved exceeds $120,000, or 1% of the Company’s average total assets at year-end, and involves a director, executive officer, 5% stockholder or any immediate family members of these persons is evaluated by a special committee of disinterested directors formed by our board to evaluate such transactions. In addition, our Code of Conduct provides that every employee should disclose any material transaction or relationship that could reasonably be expected to give rise to a conflict of interest to upper management or the Audit Committee. The Company’s Code of Conduct can be found on the Company’s website located at www.battalionoil.com. The Audit Committee has the authority to evaluate any such conflicts of interest and recommend actions to be taken by our board in connection with such conflicts of interest or to report the existence of any such conflicts of interest to the full board for it to take action.

Code of Conduct and Code of Ethics

The Company’s Code of Conduct and Code of Ethics for the Chief Executive Officer and Senior Financial Officers can be found on the Company’s website located at www.battalionoil.com. Any stockholder may request a printed copy of such materials by submitting a written request to: Battalion Oil Corporation, Attn: Corporate Secretary, 1000 Louisiana Street, Suite 6600, Houston, Texas 77002.

If the Company amends the Code of Ethics or grants a waiver, including an implicit waiver, from the Code of Ethics, the Company will disclose the information on its website. The waiver information will remain on the website for at least twelve months after the initial disclosure of such waiver.

Named Executive Officers

The following table sets forth the names and ages of all of our executive officers, the positions and offices with us currently held by such persons and the months and years in which continuous service began:

Name	Exec. Officer Since	Age	Position
Richard H. Little	Jun. 2019	49	Chief Executive Officer (Our principal executive officer)
Daniel P. Rohling	Oct. 2019	38	Executive Vice President and Chief Operating Officer
R. Kevin Andrews	Aug. 2020	56	Executive Vice President, Chief Financial Officer and Treasurer (Our principal financial officer)

Our executive officers are appointed to serve until the meeting of the board following the next annual meeting of stockholders and until their successors have been elected and qualified. Biographical information about each of our executive officers is set forth below, other than with regard to Richard H. Little, whose biographical information is included under the heading “ Our Board of Directors and Its Committees — The Board of Directors” above.

R. Kevin Andrews has served as Executive Vice President, Chief Financial Officer and Treasurer since August 2020. Prior to joining the company, Mr. Andrews served as Managing Director and Head of Energy Investment Banking at Imperial Capital from July 2017 to April 2020, Wunderlich Securities from 2011 to 2017, Pritchard Capital Partners from 2009 to 2011 and Morgan Keegan from 2001 to 2009. Prior to his career in investment banking, Mr. Andrews was CFO of Denali Incorporated and Financial Manager at both Moorco International and Envirotech, a Baker Hughes subsidiary. Mr. Andrews began his career at Coopers & Lybrand in 1987 after receiving an MBA and a Bachelor of Business Administration degree in Accounting from The University of Tulsa.

Daniel P. Rohling has served as Executive Vice President and Chief Operating Officer since October 2019 and previously served as Vice President, Operations from September 2019 until October 2019. Prior to joining the Company, Mr. Rohling served as the Asset Vice President of Ajax Resources, LLC, from January 2018 until it sold substantially all of its assets to Diamondback Energy, Inc. in October 2018, after which Mr. Rohling pursued additional opportunities. Prior to his tenure at Ajax, he served as EVP and General Manager — Rockies at XRO Energy, LLC from November 2017 to January 2018. Mr. Rohling began his career with El Paso Corporation (EP Energy Corporation) and served in various operations, business development and management roles, ultimately serving as Permian Basin Asset Manager from June 2013 to November 2017. Mr. Rohling has more than 15 years of oil and gas operations experience, earned a Bachelor of Science degree in Petroleum Engineering from Texas A&M University, and is an active member of the Society of Petroleum Engineers.

Security Ownership of Certain Beneficial Owners and Management

As of April 9, 2021, approximately 16,267,597 shares of our common stock were outstanding. Unless otherwise noted, the mailing address of each person or entity named below is 1000 Louisiana St., Suite 6600, Houston, Texas 77002.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class*(1)
Luminus Management, LLC(2)	6,855,314	40.4%
Oaktree Capital Group, LLC(3)	3,988,089	24.5%
LSP Generation IV, LLC(4)	2,690,843	16.2%
Lion Point Capital(5)	935,981	5.8%
Richard H. Little	66,524	*
Daniel P. Rohling	24,947	*
R. Kevin Andrews	—	*
William L. Transier	—	*
Jonathan D. Barrett(6)	6,855,314	40.4%
David Chang	—	*
Scott H. Germann	3,000	*
Gregory S. Hinds	5,400	*
Allen Li	—	*
All directors and executive officers as a group (12 individuals)	7,002,569	41.0%

*	Less than one percent.
(1)	Unless otherwise indicated, each stockholder has sole voting and investment power with respect to all shares of common stock indicated as being beneficially owned by such stockholder. Shares of common stock that are not outstanding, but which a designated stockholder has the right to acquire within 60 days, are included in the number of shares beneficially owned by such stockholder and are deemed to be outstanding for purposes of determining the percentage of outstanding shares beneficially owned by such stockholder, but not for purposes of determining the percentage of outstanding shares beneficially owned by any other designated stockholder.
(2)	According to, and based solely upon, Form 3 filed by Luminus Management, LLC and Luminus Energy Partners Master Fund, Ltd. (collectively, “Luminus”) with the SEC on October 21, 2019. The business address for Luminus is 1700 Broadway, 26th Floor, New York, New York 10019. Ownership and voting rights shared with Jonathan D. Barrett.
(3)	According to, and based solely upon, Form 3 filed by OCM HLCN Holdings, L.P., Oaktree Fund GP, LLC, Oaktree Fund GP I, L.P., Oaktree Capital I, L.P., OCM Holdings I, LLC, Oaktree Holdings, LLC and (vii) Oaktree Capital Group, (collectively, “Oaktree”) with the SEC October 22, 2019. The business address for Oaktree is 333 S. Grand Avenue, 28th Floor, Los Angeles, California 90071.
(4)	According to, and based solely upon, Schedule 13D filed by Gen IV Investment Opportunities, LLC, LSP Generation IV, LLC and LSP Investment Advisors, LLC (collectively, “Gen IV Investments”) with the SEC on October 18, 2019. The business address for Gen IV Investments is 1700 Broadway, 35th Floor, New York, New York 10019.
(5)	According to, and based solely upon, Schedule 13G filed by Lion Point Capital, LP, Lion Point Holdings GP, LLC, Didric Cederholm and James Freeman, (collectively, “Lion Point”) with the SEC on February 12, 2021. The business address for Lion Point is 250 West 55th Street, 33rd Floor, New York, New York 10019.
(6)	Ownership and voting rights shared with Luminus Management, LLC.

Executive Compensation

The following discussion of executive compensation contains descriptions of various employment-related agreements and employee benefit plans. These descriptions are qualified in their entirety by reference to the full text of the referenced agreements and plans, which have been filed by us as exhibits to our reports on Forms 10-K and 8-K filed with the SEC.

Compensation Discussion and Analysis

Introduction

The Compensation Committee of our board is composed entirely of independent directors. For 2020, our Compensation Committee consisted of Scott H. Germann (chairman), Gregory S. Hinds and William L. Transier, with David Chang joining the committee in December 2020. Our Nominating and Corporate Governance Committee conducts an annual review of the composition of each of the committees of our board, including the Compensation Committee, and makes recommendations to our board to the extent it determines that any changes in the membership of such committees is advisable.

Our compensation philosophies and programs are designed, structured and administered under the oversight of the Compensation Committee. Among the important responsibilities delegated to the Compensation Committee by our board is evaluating the performance of, and making recommendations on the compensation of the senior management of the Company, including the performance and compensation of our executive officers discussed below. On August 17, 2020, R. Kevin Andrews was appointed our Executive Vice President, Chief Financial Officer and Treasurer of the Company, replacing Regan. T. Altizer, who resigned from the Company at the same time. There were no changes in our other named executive officers during 2020. Compensation information for our current named executive officers, and for Mr. Altizer, can be found in the “Summary Compensation Table” and related footnotes appearing elsewhere herein.

Messrs. Little, Altizer, Andrews and Rohling each negotiated compensation arrangements in conjunction with joining the Company. In 2019, when Mr. Little, Altizer and Rohling negotiated their compensation arrangements, it was anticipated that the Company might enter bankruptcy reorganization and that, in such event, our equity structure and equity plans would likely be substantially altered or eliminated, and that control of our Company and the composition of our board would likely change. Accordingly, compensation for each of Messrs. Little, Altizer and Rohling for 2019 consisted of a negotiated base salary, bonus and benefits but did not include any equity in our Company; provided, however, that Mr. Little was entitled to an additional cash award that we were permitted to convert into equivalent value equity awards following our reorganization, which was effected when we issued awards to Mr. Little and our other named executive officers then in office in February 2020, as described in greater detail below.

Upon our emergence from bankruptcy on October 8, 2019, all outstanding equity interests in our Company were cancelled and new equity was issued in accordance with our Plan of Reorganization. The reorganization plan negotiated with our creditors and approved by the Bankruptcy Court provided that up to 10% of our newly issued shares of common stock would be set aside by our new board as a management incentive plan, with the participants and the amount and kind of awards to be determined by our new board. In January 2020, our board approved and adopted the Battalion Oil Corporation 2020 Long-Term Incentive Plan, or “Plan”, in accordance our Plan of Reorganization. And, in February 2020, our Compensation Committee recommended and our board approved grants of long-term equity awards under the Plan to our then senior executive officers, including each of Messrs. Little, Altizer and Rohling. Information regarding these awards is set forth below in the table entitled “Grants of Plan-Based Awards in 2020” and under the headings “Restricted Stock Units” and “Performance Units”, appearing elsewhere herein.

In January 2020, we entered into employment agreements with each of Messrs. Little, Altizer and Rohling, which replaced their previously negotiated employment arrangements. We received advice regarding the terms of these agreements from our independent compensation consultant, as discussed elsewhere herein. In August 2020, we entered into an employment agreement with Mr. Andrews upon his joining the Company. The terms of Mr. Andrews’s employment agreement were the same as those entered into with his predecessor, Mr. Altizer. Information regarding the terms of these agreements is set forth below under the heading “Employment Contracts, Termination of Employment and Change-in-Control Arrangements” appearing elsewhere herein.

Overview of Our Compensation Program

We operate in a highly competitive and challenging business environment and must recruit, motivate and retain the executive talent required to successfully manage our business and to achieve our business objectives, the most important of which is to build value for shareholders. We use a competitive mix of fixed and at-risk compensation to achieve our goals and to align the interests of senior management and key employees to those of our stockholders. Generally, we expect that we will target total compensation for our senior management at the 50th percentile of our compensation peer group utilizing data and analyses provided by our independent compensation consultant and taking into account our assessment of management's performance, competitive market conditions and other factors that we deem relevant. We may vary from our targets where we believe doing so is necessary based upon our assessment of the risks of losing talented management or desirable in order to provide rewards we consider appropriate relative to managements' performance against our goals, and to incentivize management to implement our business objectives.

We believe that our compensation program must be flexible due to the dynamic nature of our Company and our industry. We have needed this flexibility to appropriately manage our compensation throughout the life of our Company as we have experienced periods of both rapid growth in acreage, reserves and production, and intense competition for talented management, as well as more recent periods of downsizing and reorganization as a result of declining oil and natural gas prices, in conjunction with substantial divestitures of proved reserves and production and the acquisition of largely undeveloped acreage in the Delaware Basin. Each of these situations necessitated significant changes to our compensation approach and programs. During times of rapid growth and competition, we have sometimes targeted compensation in the upper quartile of our compensation peer group which we considered necessary to recruit, motivate and retain the executive talent capable of executing a rapid growth business strategy and managing our business in a competitive environment, and because consolidation trends in our industry increased the uncertainty of future employment with us as compared to some of our competitors. Recently, as noted above, the prospect of our bankruptcy reorganization led us to negotiate compensation arrangements with senior management that we deemed necessary and appropriate under the circumstances. Upon our emergence from bankruptcy with a concentrated stockholder base, little liquidity in our common stock and desire to gain scale so as to more effectively compete in the current industry environment, we significantly increased our use of performance-based long term equity awards tailored to the achievement of our specific objectives. Currently, as a consequence of continuing depressed commodity prices and markets in response to actions taken in an effort to curtail the COVID-19 pandemic, regulatory actions relating to climate change, and investor sentiment regarding the oil and gas industry, we are re-evaluating our compensation programs, in particular with regard to long-term incentives as discussed in greater detail elsewhere herein. In summary, our compensation programs are, and we believe they must remain, adaptable and focused on enabling us to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business objectives in a dynamic competitive environment.

We believe that “at-risk” compensation helps to align the interests of management with our stockholders and incentivizes management to achieve our short and long-term business objectives. At-risk compensation includes annual cash incentives, which are dependent upon our annual assessment of management performance, and long-term equity incentives. Long-term equity incentives typically represent a majority of the value of the total compensation paid to our senior management. All long-term incentives are awarded under the Plan. While the Plan allows for many different types of awards, in 2020 we utilized restricted stock units, sometimes referred to as “RSUs”, performance units and stock options. Restricted stock units represent the right to receive shares of common stock upon vesting of the unit. Restricted stock units may vest based on time of service or the attainment of certain performance criteria. The restricted stock units we have issued with vesting based on time of service vest in equal annual installments over a four-year period from the date of grant, subject to acceleration under certain circumstances. Time vested restricted stock units are subject to the risk of fluctuations in the trading price of our common stock and the risk of forfeiture if the individual does not remain employed by us through the vesting of the award.

Performance based restricted stock units and performance units (which are also settled in shares of common stock) vest upon the attainment of performance criteria specified by our Compensation Committee or board. Performance units and performance based restricted stock units are designed to provide senior management with incentive opportunities based on the level of achievement of pre-established performance objectives during a specified, typically long-term, performance period. The purpose of performance awards is to reinforce our objectives for sustained long-term performance and value creation, to balance short- and long-term decision making and help provide competitive total compensation opportunities. We also use stock options that have value only to the extent that the price of our common stock exceeds the exercise price during the option period, thereby directly aligning the interests of senior management with stock price appreciation. Stock options generally vest and become exercisable annually in four equal installments from the original grant date, subject to vesting on an accelerated basis under certain circumstances. The option term may be up to ten years from the date of grant, which is the maximum term of an option permitted under the Plan, subject to early termination in certain circumstances. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

Our objective is to structure our compensation program in a way that helps us achieve our goals and aligns the interests of senior management with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for short-term performance relative to our business objectives and long-term performance of our common stock.

Our Compensation Committee

The Compensation Committee of the board is comprised entirely of independent directors in accordance with the applicable rules of the NYSE American. The primary duties and responsibilities of the Compensation Committee are to implement our compensation policies and programs for senior management, including the named executive officers. The Compensation Committee has the authority under its charter to select and engage the services of a compensation consultant, independent legal counsel or other advisor after considering certain factors relevant to independence from management. After conducting its independence assessment, the Compensation Committee has the authority to engage, obtain the advice of, oversee, terminate and determine funding for such independence professional advisers, including but not limited to consulting firms, independent legal counsel or other advisers, as the Compensation Committee determines appropriate to carry out its functions. A current copy of the Compensation Committee charter is available on our website at www.battalionoil.com under the section entitled “Investors — Corporate Governance.” The Compensation Committee also reviews and assesses the adequacy of its charter, at least annually, and recommends any proposed changes to our board for approval.

The Chairman of the Compensation Committee works with our Senior Vice President, Human Resources and Administration to establish an agenda for each meeting of the Compensation Committee and, with the assistance of outside advisors, to prepare meeting materials. Various members of management, including our Chief Executive Officer and Senior Vice President, Human Resources and Administration, as well as outside advisors, may be invited to attend all or a portion of a Compensation Committee meeting depending on the nature of the matters to be discussed. Only members of the Compensation Committee vote on items before the Compensation Committee; however, the Compensation Committee and the board often solicit the views of senior management on compensation matters, in particular as they relate to the compensation of other members of senior management.

Objectives of Our Compensation Program

Our success depends on the continued contributions of our senior management and other key employees. Our compensation program is intended to recruit, motivate and retain the executive talent required to successfully manage and grow our business and to achieve our short and long-term business strategy by providing compensation that is competitive in relation to our peers while fostering an atmosphere of teamwork, recognizing overall business results and individual merit, and that supports the attainment of our strategic objectives by tying the interests of senior management and key employees to those of our stockholders through the use of annual cash incentives and equity-based compensation.

Design of Our Compensation Program

Our compensation program for senior management, including the named executive officers, is designed to:

•	provide compensation that is competitive with the compensation paid by our compensation peer group;

•	balance short-term and long-term goals through the use of annual cash incentives and grants of long-term equity incentives; and

•	deliver a mix of fixed and at-risk compensation the value of which relates to our overall performance, achievement of our business objectives and the creation of stockholder value.

Each element of compensation is considered together with the other elements of compensation to ensure that both that particular element of compensation and our overall compensation program are consistent with our goals and objectives and that our compensation practices do not encourage management to engage in inappropriate, unnecessary or excessive risk taking. We considered the following factors in determining senior management compensation, all of which were considered together, without any weighting:

•	the compensation practices of our compensation peer group;

•	our near and long-term business goals and objectives;

•	input from the Company's Chief Executive Officer and from the Company’s Senior Vice President, Human Resources and Administration; and

•	the challenges to our ability to attract, retain and appropriately motivate strong senior management.

The Role of Our Independent Compensation Consultant

The Compensation Committee has historically retained an independent compensation consultant to advise on executive compensation and, in that capacity to, among other things, make recommendations regarding an appropriate compensation peer group, to assist the Compensation Committee in establishing a competitive executive compensation program and to make recommendations and provide analysis regarding the compensation of senior management, including the named executive officers. Due to our emergence from bankruptcy reorganization in October 2019, limited liquidity and lack of trading in our common stock, we elected not to engage a compensation consultant to advise on the compensation of our named executive officers during 2020. We had engaged Longnecker & Associates to advise on compensation during 2019 and on the terms of employment agreements we entered into with senior management in early 2020 following our emergence from bankruptcy reorganization; however, the long-term equity awards made during 2020 were, in the aggregate, awarded based on the management incentive plan negotiated with creditors during our reorganization, set forth in our Plan of Reorganization and approved by the bankruptcy court, while the specific performance criteria for earning the performance-based components of such awards were developed by our Compensation Committee, as were the metrics and weightings that factored into our short term incentive program for 2020 (each as discussed in greater detail elsewhere herein), taking into account our business objectives at the time.

In 2021, we engaged Pearl Meyer & Associates as our independent compensation consultant. Pearl Meyer provided advice regarding an appropriate compensation peer group for 2021 compensation benchmarking and our 2021 compensation program for senior management, including our named executive officers.

In accordance with the NYSE American rules, the Compensation Committee considers the independence from management of any compensation consultant it utilizes based upon various factors, including the magnitude of any fees received from the Company relative to the consultant’s annual gross revenues; whether the individuals that advise the Compensation Committee participate directly or by collaboration with others within the consulting company in the provision of any services or products to the Company; whether the consultant provided any products or services to any executive officer of the Company; and whether the individuals that advise the Compensation Committee own any Company securities. In conducting its evaluation, the Compensation Committee obtains from, and relies upon, responses from the consultant relating to the foregoing. After considering these various factors and responses, the Compensation Committee determined that both Longnecker and Pearl Meyer were independent of Company management during the relevant periods of their engagement. No conflicts of interest or issues involving the independence of Longnecker or Pearl Meyer arose during the periods covered by this report.

Our independent compensation consultant is engaged by, and reports directly to, the Compensation Committee in carrying out its duties, and works with our Senior Vice President, Human Resources and Administration when preparing materials for the Compensation Committee. During their respective engagements, representatives of Longnecker and Pearl Meyer attended Compensation Committee meetings, provided third-party data, analysis, advice and expertise on executive compensation matters and competitive executive compensation programs. We consider and rely upon this data, the compensation consultant’s analyses of the data and its recommendations in establishing our compensation peer group and compensation programs, including the mix and amount of compensation utilized for our senior management, including the named executive officers, although we also exercise our own business judgment and discretion in such matters.

In assisting the Compensation Committee, our compensation consultants generated reports analyzing peer group companies, analyzing compensation data based upon our compensation peer group and particularized data for industry participants to the extent such consultant determined that such additional data would prove useful. At the direction of the Compensation Committee, our compensation consultant will also review any materials relating to compensation that are prepared by senior management and advise the Compensation Committee as to the consistency of management proposals with the committee's compensation philosophy, programs and objectives.

Our Compensation Committee annually reconsiders, with the advice and assistance of our compensation consultant, the composition of our compensation peer group and will recommend changes to the peer group so that it reflects, in the estimation of such consultant and our Compensation Committee, a mix of companies that share pertinent characteristics with our Company and that are potential competitors with us for management talent. Changes to the composition of our compensation peer group may occur in response to, among other things, changes in our business, including assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value, and as a consequence of business combinations involving members of our peer group. Our independent compensation consultant advises us on the composition of our compensation peer group and provides reports and analyses on their compensation and benefits practices.

Our Compensation Peer Group

In developing our compensation structure, we review the compensation and benefit practices of a compensation peer group of oil and natural gas exploration and development companies selected by the Compensation Committee in consultation with our compensation consultant. We periodically review, evaluate and update our compensation peer group to provide ongoing comparability for compensation purposes. Adjustments to our compensation peer group are made due to business combinations or sales of peer group companies, as well as when necessary, in the opinion of our Compensation Committee, to better reflect the companies that compete with us for management talent and share common characteristics with our business, such as assets, production levels, revenues, oil and natural gas reserves and production mix, market capitalization and enterprise value. For 2020, our compensation peer group consisted of the following companies:

• Amplify Energy Corp.	• Lonestar Resources US Inc.
• Bonanza Creek Energy, Inc.	• Penn Virginia Corporation
• Callon Petroleum Company	• PrimeEnergy Resources Corporation
• Chapparal Energy, Inc.	• Riviera Resources, Inc.
• Earthstone Energy, Inc.	• Rosehill Resources Inc.
• Goodrich Petroleum Corporation	• Sandridge Energy, Inc.
• Highpoint Resources Corporation	• SilverBow Resources, Inc.

In 2021, we engaged Pearl Meyer to revisit our compensation peer group and provide advice regarding any recommended changes. Pearl Meyer recommended changes to our peer group to reflect companies that are comparable to our own, taking into account revenues, market capitalization, total assets, number of employees, geographic footprint, operating characteristics and perceived competition for talent, as well as other factors, and to eliminate companies that had been merged into another company or had announced an intention to do so or had filed for bankruptcy and either dissolved or emerged as a privately-held company. In consultation with Pearl Meyer, and taking into account Pearl Meyer’s recommendations, our Compensation Committee and board approved the following companies to serve as our compensation peer group for 2021:

• Amplify Energy Corp.	• Lonestar Resources US Inc.
• Berry Corporation	• Penn Virginia Corporation
• Bonanza Creek Energy, Inc.	• PrimeEnergy Resources Corporation
• Contango Oil & Gas Company	• Ring Energy, Inc.
• Earthstone Energy, Inc.	• Sandridge Energy, Inc.
• Goodrich Petroleum Corporation	• Silverbow Resources, Inc.
• Laredo Petroleum, Inc.

Elements of Compensation

The principal elements of our executive compensation program are base salary, annual cash incentives, long-term equity incentives and post-termination severance (under certain circumstances), and other benefits and perquisites, consisting of life and health insurance benefits, a qualified 401(k) savings plan and limited tax gross ups for life insurance. From time to time, we may vary the mix of compensation utilized, depending upon our current view of the most effective method to provide incentives under current market conditions, taking into account the compensation practices of our compensation peer group and the advice of our independent compensation consultant.

As noted earlier, we generally target total compensation for our senior management at approximately the 50th percentile of our compensation peer group; however, our approach is flexible and is based upon our assessment of many factors and we may vary our targets as we consider necessary for us to recruit, motivate and retain the executive talent capable of executing our business strategy and managing our business in a competitive environment. We compete for executive talent with a much broader industry group than just our compensation peer group, including larger, more established industry participants, and consolidation trends in our industry may increase the uncertainty of future employment with us as compared to some of our competitors, which may also influence our compensation practices. In making these determinations we may take into account, among other factors, corporate performance, projected growth in the Company, an executive's experience and value to the Company, individual performance and the current competitive environment for talented management. We may also vary the balance of each element of compensation relative to our compensation peer group depending on our assessment of these factors and our view of the most effective means of achieving our business objectives under the circumstances.

Following our reorganization and adoption of the Plan, we implemented long term equity awards in the form of restricted stock units having both time vesting and performance criteria, performance units and stock options with exercise prices that vary based on a multiple of the fair value of our Company based on our Plan of Reorganization rather than the market price of our common stock at the date of grant. The resulting exercise prices for such options were higher than the market price of our common stock at the date of grant. Granting options with an exercise price equal to the market price of our common stock at the date of grant which would have been more typical of both our historical practices and those of our compensation peer group; however, our stock was relatively illiquid at the time and we used multiples of the fair value of our Company based on our Plan of Reorganization with a view towards incentivizing management to achieve long-term share appreciation in excess of our reorganization value. Information regarding these awards is set forth below in the table entitled “Grants of Plan-Based Awards in 2020” and under the headings “Restricted Stock Units” and “Performance Units”, appearing elsewhere herein.

Base Salary

We review base salaries for our executive officers annually to determine if a change is appropriate. In reviewing base salaries, we consider several factors, including a comparison to base salaries paid for comparable positions in our compensation peer group, the relationship among base salaries paid within our Company and individual experience and contributions. Our intent is to fix base salaries at levels that we believe are consistent with our compensation program design objectives, which include a greater emphasis upon the incentive elements of compensation without sacrificing our ability to recruit, motivate and retain executive talent in a competitive environment.

For 2019, the base salaries of the named executives were negotiated with them as they joined the Company. The base salary for Mr. Little was initially $650,000 per annum and for Messrs. Altizer and Rohling it was $350,000 per annum. Base salaries for the named executives were revisited following our emergence from bankruptcy together with our overall compensation program and practices. Based upon that evaluation, base salaries for Mr. Altizer and Rohling remained the same, as they approximated the 50th percentile of our compensation peer group, and Mr. Little’s base salary was reduced to $500,000 per annum to align with the same percentile. Upon joining our Company in August 2020, Mr. Andrews’ base salary was established at the same amount as his predecessor, Mr. Altizer.

Annual Cash Incentives

We typically determine annual cash incentives following the end of the year on the basis of management performance during the year. Generally, at the beginning of the year, the Compensation Committee establishes certain operating and financial performance metrics, assigns them relative weightings and establishes annual targets for payout for each of them. Targeted payouts may range from 0% of base salary for not meeting the minimum annual targets, 100% of base salary for achieving more aggressive annual targets and 200% of base salary for achieving the most aggressive, or “stretch,” annual targets. Targets at the 100% payout level are intended to be achievable but challenging to reach. Individual performance may also factor into establishing annual cash incentives as our Compensation Committee recognizes that each member of senior management will contribute to the overall success in the achievement of our goals to varying degrees, and it may take these relative contributions into account when considering compensation generally, and annual cash incentives in particular.

Our Compensation Committee typically retains a significant level of discretion with respect to annual cash incentive awards regardless of the degree to which pre-established operating and financial performance metrics are met because of the limitations inherent in pre-established quantitative measures of performance when operating in a dynamic business environment. At the beginning of 2020, our Compensation Committee established operating and financial performance metrics covering the following areas:

•	health and safety, including total reportable incident rate targets; non-planned H2S alarms; serious incident near misses; OSHA recordable events; and average quality field observations per quarter;

•	capital efficiency, as evidenced by oil production volume and capital expenditure targets;

•	controlling costs, including lease operating expense per Boe, cash G&A and average well cost targets;

•	financial targets for EBITDA, leverage ratio and oil deducts; and

•	corporate targets, including increases in market capitalization, syndication of the revolving credit agreement and monetization of certain assets.

The specific targets adopted were intended to be challenging but achievable. The total weighting of the performance metrics was 85%, with 15% expressly reserved to the board’s discretion. Incentive opportunities for the named executives were 100% of base salary for achieving minimum targets up to a maximum of 200% for achieving stretch targets, with performance falling between targets determined using linear interpolation. As noted earlier, as a general matter we do not believe that strictly formulaic or inflexible compensation programs are necessarily appropriate for our Company, particularly given the dynamic nature of our Company and business environment, nor do we believe that such programs will necessarily provide appropriate incentives or rewards for the performance that we expect; therefore, our Compensation Committee typically retains significant discretion in assessing the performance of the Company or an individual, may alter performance metrics and targets as circumstances warrant and, in doing so, take such factors into consideration as may be deemed appropriate from time to time. Accordingly, compensation, including annual cash compensation, may vary greatly from year to year and from executive to executive as a consequence of corporate performance and individual contribution relative to such factors that we may consider important, which may carry varying weight over time depending on the circumstances.

In February 2021, the Compensation Committee reviewed the performance of the Company and management for the year ended December 31, 2020, against the performance metrics established at the beginning of 2020. Across the majority of the performance categories above the Company and management performed well, meeting either the minimum or the stretch targets; however, the Compensation Committee determined that it was appropriate to adjust certain of the performance metrics as a consequence of events that were not anticipated at the time the performance metrics were originally adopted, such as the Company’s disposition of its West Quito properties and production shut-ins due to price declines related to the COVID-19 pandemic, which reduced activity levels and capital spending and impacted performance on various metrics. After making such adjustments, the Compensation Committee recommended and the board approved short-term incentive payments to our current named executive officers equal to 80% of target. The payments made to each of the named executive officers, as applicable, are reflected under the column heading “Bonus” in the “Summary Compensation Table” appearing elsewhere herein.

Long-term Incentives

Long-term incentives comprise a significant portion of an executive's compensation package. Long-term incentives are consistent with our objective of providing an “at-risk” component of compensation. We may use awards of restricted stock, restricted stock units, performance units and stock options because of their differing risk and reward characteristics and our view of the most efficacious method to provide incentives under current market conditions and taking into account the practices of our compensation peer group. Each of these awards is discussed in more detail below. From time to time, we may utilize a different mix of these awards or utilize other forms of awards, such as stock appreciation rights, which are also permitted under the Plan. Regardless of the nature of the award, our Compensation Committee recommends, and the board approves, the type and amount of awards that will be made to all employees, as well as the type and size of individual grants for each member of senior management.

Grants of equity awards are made in accordance with our Equity-Based Incentive Grant Policy, which sets forth the timing of awards and the procedures for making awards and, in the case of stock options and stock appreciation rights, for determining the exercise price or grant value, respectively, of the award. The amounts granted will vary each year and are based on our analysis of compensation peer group data and the total compensation package of each member of senior management.

The long-term incentive information related to fiscal year 2020 is included in the “Summary Compensation Table” set forth below.

2020 Long-Term Incentive Plan

We grant equity awards under the Plan which was adopted on January 29, 2020 and provides for a total of 1,505,284 shares of common stock. The Plan facilitates the issuance of future long-term incentive awards as part of our overall compensation program and is administered by our Compensation Committee.

As of March 31, 2021, a total of 468,515 shares of common stock were reserved under restricted stock units that had been awarded, 318,766 shares were reserved under performance units that had been awarded (0 shares for minimum performance and 318,766 shares for maximum performance), 478,152 shares were reserved for the exercise of outstanding stock options and 152,998 shares of our common stock remained available for issuance pursuant to the Plan. The Plan permits granting awards in a wide variety of forms, including options to purchase our common stock, shares of restricted stock, restricted stock units (granting the recipient the right to receive common stock), shares of incentive stock (common stock issued without a restriction period), stock appreciation rights, performance units (settled in common stock or cash) and performance bonuses (settled in common stock or cash). We currently utilize restricted stock units (both time vested and performance based), performance units and stock options, each of which is discussed in more detail below. Future vesting requirements impose limitations on the recipient, such that they do not become unconditionally entitled to retain any award until the applicable vesting date, subject to certain exceptions related to termination of employment under certain circumstances. Any unvested restricted stock awards generally are forfeited if employment terminates prior to the applicable vesting date. In certain instances, however, we may grant awards that vest on an accelerated basis, such as in the event the executive's employment is terminated within a certain period following a transaction that effects a change in the control of our Company, or in the event of the executive's death or disability while employed by us. Under these circumstances all awards held by the executive may automatically vest in accordance with the terms outlined in the award agreement or the executive’s employment agreement, if applicable.

The Plan will expire in ten years from its effective date. No grants will be made under the Plan after that date, but all grants made on or prior to such date will continue in effect thereafter subject to the terms of the award and of the Plan. Our board may, in its discretion, terminate the Plan at any time. The termination of the Plan would not affect the rights of participants or their successors under any awards outstanding and not exercised in full on the date of termination. The board may at any time, amend the Plan in whole or in part. Any amendment that must be approved by our stockholders to comply with the terms of the Plan, applicable law or the rules of the principal securities exchange, association or quotation system on which our common stock is then traded or quoted will not be effective unless and until such approval has been obtained. The board is not permitted, without the further approval of the stockholders, to make any alteration or amendment that would materially increase the benefits accruing to participants under the Plan, increase the aggregate number of shares that may be issued pursuant to the provisions of the Plan, change the class of individuals eligible to receive awards under the Plan or extend the term of the Plan.

Restricted Stock

Restricted stock awards are shares of our common stock that are awarded with the restriction that the executive remain with us through certain “vesting” dates. Prior to the restrictions thereon lapsing, the participant may not sell, transfer, pledge, assign or take any similar action with respect to the shares of restricted stock which the participant owns. Despite the restrictions, each participant will have full voting rights and may receive any dividends or other distributions, if any, with respect to the shares of restricted stock which the participant owns. Once the restrictions lapse with respect to shares of restricted stock, the participant owning such shares will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

Restricted stock awards to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in the first quarter of each year. Restricted stock awards provide the opportunity for capital accumulation and more predictable long-term incentive value. The purpose of granting restricted stock awards is to encourage ownership and retention of our senior management and business decisions that may drive stock price appreciation. Recognizing that our business is subject to significant fluctuations in commodity prices that may cause the market value of our common stock to fluctuate, we also intend the awards to provide an incentive for senior management to remain with us throughout commodity price and business cycles.

Restricted stock awards may vest over any period selected by us but generally vest over a three- or a four-year period in equal annual installments from the original award date. Future vesting requirements impose limitations on the recipient, such that they do not become unconditionally entitled to retain any of the shares of restricted stock subject to vesting until the applicable vesting date, subject to certain exceptions related to termination of employment noted above. Although we have in the past, and may in the future, utilize restricted stock awards, during 2020 we did not award any restricted stock.

Restricted Stock Units

Restricted stock units represent the right to receive a share of common stock upon vesting of the unit. Restricted stock units may vest based on continued employment with our Company for a specified period of time or the attainment of specified performance criteria. Participant’s holding restricted stock units have no rights as a stockholder with respect to any shares of common stock covered by the restricted stock unit, including no dividend rights, and no voting rights, until such shares of common stock are actually issued to the participant. Prior to restricted stock units vesting, they are generally non-transferable. Once restricted stock units are vested and shares of common stock are actually issued to the participant, the participant will hold freely-transferable shares, subject only to any restrictions on transfer contained in our certificate of incorporation, bylaws and insider trading policies, as well as any applicable federal or state securities laws.

Restricted stock unit awards to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in the first quarter of the year. The purpose of granting restricted stock unit awards is similar to that of restricted stock awards but ownership of the underlying common stock is deferred until vesting conditions are satisfied.

We have awarded both time-based vested restricted stock units and performance-based restricted stock units to members of senior management, including our named executive officers. Restricted stock unit awards that vest based on time of service are very similar to restricted stock awards: they may vest over any period selected by us but for awards made during 2020 we elected a four-year vesting period, such that the awards vest in equal annual installments from the original award date. Unvested units are generally forfeited upon termination of employment with us, subject to accelerated vesting under certain circumstances related to termination of employment, as noted above. Under these circumstances, restricted stock units held by the executive may automatically vest (subject to the attainment of the performance criteria for performance-based restricted stock units) as outlined in his or her award agreement or employment agreement, if applicable. The time-based restricted stock units issued to our named executive officers will also vest on an accelerated basis if the performance-based restricted stock units we have issued to executive officers vest. The performance-based restricted stock units we have issued to senior management, including our named executive officers, will vest if we engage in certain types of business combinations, including transactions that constitute a change of control of our Company or that substantially increase our market capitalization, in each instance so long as the executive remains continuously employed by us until such event, subject to certain exceptions related to termination of employment noted above. Information regarding restricted stock unit awards granted to the named executive officers during 2020 is set forth below in the table entitled “Grants of Plan-Based Awards in 2020.”

Performance Units

Performance units are designed to provide senior management, including the named executive officers, with incentive opportunities based on the level of achievement of pre-established performance objectives during a specified, typically long-term, performance period. The purpose of the awards is to reinforce our objectives for sustained long-term performance and value creation, to balance short- and long-term decision making and help provide competitive total compensation opportunities. Performance units may be structured utilizing a wide array of one or more performance measures. For instance, the Plan permits performance units to utilize one or more of the following:

• Reserve additions/replacements	• Debt to EBITDA
• Finding and development costs	• EBITDA to interest expense
• Production volume	• Return on assets
• Production costs	• Return on equity
• Production growth	• Return on invested capital
• Earnings (net income, EBITDA, earnings per share)	• Profit returns/margins
• Cash flow	• Midstream margins
• Operating income	• Stock price appreciation
• General and administrative expenses	• Total stockholder return
• Debt to equity ratio	• Relative stock price performance
• Debt to cash flow

The Plan allows performance units to be settled in cash, stock, or a combination of cash and stock; however, we expect performance units will generally be settled in shares of our common stock. Unvested performance units are generally forfeited upon termination of employment with us, subject to accelerated vesting under certain circumstances related to termination of employment noted above. Under these circumstances performance units held by the executive may automatically vest, subject to the attainment of the performance criteria, as outlined in his or her award agreement or employment agreement, if applicable. Performance unit grants to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in the first quarter of the year.

Performance awards made during 2020 have performance criteria tied to long-term appreciation in the market price of our common stock so as to maximize the incentives for senior management to focus on this measure of performance. The performance units provide that the number of shares the executive receives upon vesting will vary if the market price of our common stock exceeds the total shareholder returns (or TSR) of a group of Permian basin focused peer companies over the performance period, which is the earlier of four years or one or a series of related transactions resulting in the holders of 100% of the combined voting power of the Company prior to such transactions collectively owning less than 35% of the combined voting power of the Company after such transactions. For the performance awards to be earned in full, the TSR must exceed the peer group by 25% or more, while lower relative performance results in a pro-rata payout using linear interpolation. Information regarding the performance units granted to the named executive officers during 2020 is set forth in the table below entitled “Grants of Plan-Based Awards in 2020.”

Stock Options

An important objective of our long-term incentive program is to strengthen the relationship between the long-term value of our stock price and the potential financial gain for employees. Stock options provide participants with the opportunity to purchase our common stock at a price fixed on the grant date regardless of future market price. A stock option becomes valuable only if our common stock price increases above the option exercise price and the holder of the option remains employed during the period required for the option to vest, thus providing an incentive for an option holder to remain employed by us. Stock options link the option holder's compensation to stockholders' interests by providing an incentive to increase the market price of our stock.

Option grants to senior management are generally considered annually, at the same time as grants are considered for eligible employees, in the first quarter of the year. We may grant stock options with an exercise price equal to or greater than the current trading price of our common stock on the date of grant of the stock option. Under the Plan, the exercise price of a stock option may not be less than the fair market value (the closing market price) of a share of our common stock on the date of grant. Generally, we make grants only during an open trading window and within such window only at such time as there is no material non-public information regarding the Company.

Stock options generally vest and become exercisable over a three- or a four-year period in equal annual installments from the original award date. Unvested stock options are generally forfeited upon termination of employment with us, subject to accelerated vesting under certain circumstances related to termination of employment noted above. Under these circumstances all stock options held by the executive may automatically vest and become exercisable in accordance with the terms outlined in his or her stock option award agreement or employment agreement, if applicable. Under these circumstances all stock options held by the executive may automatically vest in accordance with the terms outlined in the award agreement or the executive’s employment agreement, if applicable.

There is a limited term in which an executive can exercise stock options, known as the “option term.” The option term may be up to ten years from the date of grant, which is the maximum term of an option permitted under the Plan. At the end of the option term, the right to purchase shares pursuant to any unexercised option expires.

As noted earlier, upon our emergence from bankruptcy our common stock was not listed on any stock exchange and, even after listing on the NYSE American, there was little liquidity in our common stock. As a consequence, we used reorganization value rather than trading prices of our common stock to establish the exercise prices for the stock options we issued to senior management in early 2020. The stock options we issued to senior management, including the named executive officers, have exercise prices of $18.91 per share, $28.23 per share and $37.83 per share, representing multiples of one, one and one-half and two times our estimated reorganization value. Information regarding stock options granted to the named executive officers during 2020 is set forth in the table below entitled “Grants of Plan-Based Awards in 2020.”

Our purpose in issuing stock options was consistent with our overall compensation program objectives: to incentivize and reward management for growth in value – in this instance, growth in excess of reorganization value. However, shortly after making these awards, commodity prices were severely and adversely impacted by governmental actions undertaken in an effort to curtail the COVID-19 pandemic and excess supply exacerbated by certain actions of OPEC and other oil producing countries. While some of these concerns have abated, our industry continues to suffer from demand and supply imbalances, increased risk of regulatory actions relating to climate change, and negative investor sentiment. As a consequence, the stock options we previously issued to management are substantially underwater and we are currently re-evaluating that component of compensation, together with our overall compensation program, to ensure that our compensation program continues to meet our objectives. Although we have taken no action to restructure existing awards, we may elect to do so in the future should we determine that it is consistent with our compensation objectives and in the best interests of our Company and our stockholders.

Retirement Benefits

We do not maintain a defined benefit pension plan or retiree medical program that covers members of senior management. Retirement benefits to our senior management, including the named executive officers, are currently provided principally through a tax-qualified profit sharing and 401(k) plan (our “Savings Plan”), in which eligible salaried employees may participate. Pursuant to the Savings Plan, employees may elect to reduce their current annual compensation up to the lesser of 75% or the statutorily prescribed limit of $19,500 in calendar year 2020, plus up to an additional $6,500 in the form of “catch-up” contributions for participants age 50 and above, and have the amount of any reduction contributed to the Savings Plan. Our Savings Plan is intended to qualify under sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”), so that contributions by us or our employees to the Savings Plan and income earned on contributions are not taxable to employees until withdrawn from the Savings Plan and so that contributions will be deductible by us when made. We match 100% of the amount an employee contributes to the Savings Plan, subject to a 10% maximum based on the employee's compensation as defined in the Savings Plan. Members of senior management participate in the Savings Plan on the same basis as other eligible employees.

The Savings Plan provides for various investment options, for which the participant has sole discretion in determining how both the employer and employee contributions are invested. The independent trustee of the Savings Plan then invests the assets of the Savings Plan as directed by participants. The Savings Plan does not provide our employees the option to invest directly in our securities. The Savings Plan offers in-service withdrawals in the form of after-tax account distributions and age 59.5 distributions. We believe that the Savings Plan supports the objectives of our compensation structure, including the ability to recruit and retain senior and experienced mid- to late-career executive talent for critical positions within our organization.

Grants of Plan-Based Awards in 2020

The following table sets forth information regarding grants of plan-based awards made to our named executive officers during 2020.

	Grant	Estimated Future Payouts Under Equity Incentive Plan Awards(1)			Type of	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option
Name	Date	Minimum (#)	Target (#)	Maximum (#)	Award(2)	($/Sh)(3)	Awards(4)
Richard H. Little	2/20/2020	—	70,837	—	Restricted Stock Units		$842,252
	2/20/2020	—	70,837	—	Restricted Stock Units		$842,252
	2/20/2020	0	141,674	—	Performance Units		$918,048
	2/20/2020	—	70,837	—	Options	$18.91	$314,339
	2/20/2020	—	70,837	—	Options	$28.23	$232,225
	2/20/2020	—	70,837	—	Options	$37.83	$178,991
Daniel P. Rohling	2/20/2020	—	26,564	—	Restricted Stock Units		$315,846
	2/20/2020	—	26,564	—	Restricted Stock Units		$315,846
	2/20/2020	0	53,128	—	Performance Units		$344,269
	2/20/2020	—	26,564	—	Options	$18.91	$117,878
	2/20/2020	—	26,564	—	Options	$28.23	$87,085
	2/20/2020	—	26,564	—	Options	$37.83	$67,122
R. Kevin Andrews	8/21/2020	—	26,564	—	Restricted Stock Units		$209,324
	8/21/2020	—	26,564	—	Restricted Stock Units		$209,324
	8/21/2020	0	53,128	—	Performance Units		$215,168
	8/21/2020	—	26,564	—	Options	$18.91	$95,596
	8/21/2020	—	26,564	—	Options	$28.23	$79,012
	8/21/2020	—	26,564	—	Options	$37.83	$67,414
Ragan T. Altizer(5)	2/20/2020	—	26,564	—	Restricted Stock Units		$315,846
	2/20/2020	—	26,564	—	Restricted Stock Units		$315,846
	2/20/2020	0	53,128	—	Performance Units		$344,269
	2/20/2020	—	26,564	—	Options	$18.91	$117,878
	2/20/2020	—	26,564	—	Options	$28.23	$87,085
	2/20/2020	—	26,564	—	Options	$37.83	$67,122

(1)	For performance units, the target number of shares represents the maximum a named executive officer can earn, subject to a decrease to zero based on our total shareholder return relative to the total shareholder return of certain of our peer companies over the four-year period ending on February 20, 2024 (the “Performance Period”.)
(2)	Represents restricted stock units, performance units and stock options issued under the Plan. One grant of restricted stock units and all grants of stock options vest in four equal annual installments beginning on the first anniversary of the grant. The other grant of restricted stock units vests in full only upon the achievement of certain business combination goals. Performance units vest at the end of the Performance Period.
(3)	The exercise price per share of the stock options is equal to an Issuer equity value of either $335.0 million, $500.0 million or $670.0 million divided by the number of shares outstanding on the date of grant.
(4)	Represents the full grant date fair value determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in “Note 13—Stockholders’ Equity” to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.
(5)	Mr. Altizer’s awards were forfeited upon his retirement, and no awards remain outstanding.

Outstanding Equity Awards at Fiscal Year End

The following table summarizes the number of securities underlying outstanding plan awards for each named executive officer as of December 31, 2020.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested	Market Value of Shares or Units of Stock That Have Not Vested(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units Or Other Rights That Have Not Vested(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Richard H. Little	—	70,837	$18.91	2/20/2027	141,674	$587,947	141,674	$—
	—	70,837	$28.23	2/20/2027
	—	70,837	$37.83	2/20/2027
Daniel P. Rohling	—	26,564	$18.91	2/20/2027	53,128	$220,481	53,128	$—
	—	26,564	$28.23	2/20/2027
	—	26,564	$37.83	2/20/2027
R. Kevin Andrews	—	26,564	$18.91	8/21/2027	53,128	$220,481	53,128	$—
	—	26,564	$28.23	8/21/2027
	—	26,564	$37.83	8/21/2027
Ragan T. Altizer	—	—	—	—	—	$—	—	$—

(1)	Calculated based upon the closing market price of our common stock as of December 31, 2020, the last trading day of our 2020 fiscal year ($8.30) multiplied by the number of unvested awards at year end. As of December 31, 2020, a business combination, as defined in the award agreements, had not been consummated and was not considered probable.
(2)	Represents unvested performance units at the maximum number of shares that may be earned. Performance units vest on February 20, 2024; provided, that our total shareholder return relative to the total shareholder return of certain of our peer companies is achieved as defined in the award agreements over the Performance Period.

Employment Contracts, Termination of Employment and Change-in-Control Arrangements

On January 28, 2020, the Company entered into employment agreements with Richard H. Little, Ragan T. Altizer, and Daniel P. Rohling. On August 17, 2021, the Company entered into an employment agreement with R. Kevin Andrews. Each Executive’s Employment Agreement has an initial term expiring on the first anniversary of the date of its execution, and the term will automatically renew annually for successive one (1) year periods unless either party provides written notice of non-renewal at least thirty (30) days prior to the expiration of the initial term or any renewal term.

The Employment Agreements, which were approved by the Compensation Committee and the board of directors, as a part of its ongoing comprehensive review of executive compensation matters, provide for the following annual base salary amounts for each Executive, effective as of January 1, 2020: Mr. Little - $500,000; Mr. Altizer - $350,000; Mr. Rohling - $350,000; and Mr. Andrews - $350,000. The Employment Agreements also provide each Executive with an annual target bonus of 100% of such Executive’s base salary and eligibility for long-term incentive awards as determined by the Compensation Committee and approved by the board pursuant to the Company’s 2020 Long-Term Incentive Plan.

Additionally, pursuant to the Employment Agreements, if the Company terminates an Executive’s employment without “Cause” or the Executive terminates his employment with the Company for “Good Reason” prior to the end of the then-applicable employment term, the Company will pay the following lump-sum amount to such Executive: Mr. Little - $1,000,000; Mr. Altizer - $500,000; Mr. Rohling - $500,000; Mr. Andrews - $500,000. Because Mr. Altizer resigned, he was not paid severance.

The following table sets forth the termination benefits each of our current named executive officers would receive in the event of the termination of their employment by us without cause or by them for good reason, both prior to and after the occurrence of a change of control of our Company.

	Severance Payment	Early Vesting of RSUs/ Options/PSUs(1)	Other	Total
Without Cause/For Good Reason
Richard H. Little	$1,000,000	$—	$—	$1,000,000
Daniel P. Rohling	$500,000	$—	$—	$500,000
R. Kevin Andrews	$500,000	$—	$—	$500,000

Following Change of Control
Richard H. Little	$1,000,000	$1,175,984	$—	$2,175,894
Daniel P. Rohling	$500,000	$440,962	$—	$940,962
R. Kevin Andrews	$500,000	$440,962	$—	$940,962

(1)	As reflected above, the value of unvested restricted stock units, stock options and performance units that would vest under each of these termination scenarios is based on our common stock price at December 31, 2020. Accordingly, reflects no payout on account of out of the money stock options or performance units that did not achieve our total shareholder return threshold as defined in the award agreements.

Each Executive’s right to receive termination payments is conditioned upon executing a general release of claims in the Company’s favor. The Executive must also agree to refrain from disclosing the Company’s confidential information during or at any time following his employment with the Company and from soliciting the Company’s employees or consultants for one (1) year following termination of his employment. Mr. Little must also agree to refrain from engaging in certain competitive activities for one (1) year following termination of employment. Messrs. Rohling and Andrews must also agree to refrain from such competing activities for six (6) months following termination of employment.

Tax Deductibility

We believe that it is in our best interest to pay compensation consistent with our compensation philosophies and objectives, even if it results in the non-deductibility of some compensation under the Code. Accordingly, deductibility under Section 162(m) of the Code has not influenced our compensation decisions. Further, recent tax law changes to Section 162(m) of the Code have expanded the limitations on the deductibility of compensation in excess of $1 million paid to certain executives to include our chief financial officer, as well as our chief executive officer and our three next most highly compensated executive officers, as well as eliminating the exception previously available for certain performance-based compensation.

Summary Compensation Table

The table below sets forth information regarding compensation for our named executive officers for the years indicated (commencing with the first year in which such officer became one of our named executive officers):

Name and Principal Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)	Option/SAR Awards(3)	All Other Compensation(4)	Total
Richard H. Little	2020	$510,417	$400,000	$2,602,551	$725,555	$21,423	$4,259,947
Chief Executive Officer	2019	$348,959	$364,581	—	—	$19,858	$733,398
Daniel P. Rohling	2020	$350,000	$280,000	$975,961	$272,084	$20,474	$1,898,519
Executive Vice President, Chief Operating Officer	2019	$154,341	$145,835	—	—	$19,380	$319,556
R. Kevin Andrews	2020	$131,250	$105,000	$633,817	$242,022	$11,988	$1,124,077
Executive Vice President, Chief Financial Officer & Treasurer
Ragan T. Altizer	2020	$220,076	—	$975,961	$272,084	$53,510	$1,521,631
Executive Vice President, Chief Financial Officer & Treasurer	2019	$154,341	$145,835	—	—	$25,506	$325,682

(1)	Represents actual base salary paid in the year.
(2)	Annual cash incentive.
(3)	Represents the grant date fair value of awards granted during the indicated year, as determined in accordance with ASC Topic 718. Please see the discussion of the assumptions made in the valuation of these awards in “Note 13—Stockholders’ Equity” to the audited consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2020. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. These amounts reflect our accounting expense, and do not correspond to the actual value that will be recognized by the named executive officers.

(4)	For 2020, the amounts reported for “All Other Compensation” include amounts provided to the named executive officers as outlined in the table below, with respect to (a) the matching contribution that we make on account of employee contributions under our 401(k) Savings Plan, (b) premiums paid by the Company for executive long-term disability insurance, (c) tax gross-ups for life insurance and parking payments and (d) consulting fees.

	All Other Compensation
Named Executive Officer	(a)	(b)	(c)	(d)
Richard H. Little	$19,500	$837	$1,086	$—
Daniel P. Rohling	$19,500	$837	$137	$—
R. Kevin Andrews	$11,667	$279	$42	$—
Ragan T. Altizer	$22,899	$558	$53	$30,000

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2020 with respect to compensation plans (including individual compensation arrangements) under which our equity securities are authorized for issuance.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options and Rights(A)(1)	Weighted-Average Exercise Price of Outstanding Options and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(A))
Equity compensation plans approved by stockholders	—	—	—
Equity compensation plans not approved by stockholders(2)	1,352,286	$28.32	152,998
Total	1,352,286	$28.32	152,998

(1)	Consists of 395,984 time-vesting RSUs, 159,384 performance-vesting RSUs, 318,766 performance units and 478,152 stock options.
(2)	The formation of the plan was approved by the Bankruptcy Court upon confirmation of our Plan of Reorganization and further approved by our board with an effective date of January 1, 2020.

Director Compensation

2020 Director Compensation

The table below sets forth certain information concerning the compensation earned in 2020 by our non-employee directors for service on our board of directors and committees of the board of directors.

Name	Fees Earned or Paid in Cash	Stock Awards	Option Awards	All Other Compensation	Total
William L. Transier	$250,000	$—	$—	$—	$250,000
Jonathan D. Barrett.	$—	$—	$—	$—	$—
William P. Carappuci, Jr.(1)	$—	$—	$—	$—	$—
David Chang	$—	$—	$—	$—	$—
Scott H. Germann	$175,000	$—	$—	$—	$175,000
Gregory S. Hinds	$175,000	$—	$—	$—	$175,000
Allen Li	$—	$—	$—	$—	$—

(1)	Mr. Carappuci resigned from our board in May 2020.

Discussion of Director Compensation Table

Employee directors receive no additional compensation for service on our board or any committee of the board. All directors receive actual expense reimbursements associated with attending board and committee meetings. Compensation for our non-employee directors for serving as directors was initially negotiated with our creditors prior to our emergence from bankruptcy. At such time, our common equity was not actively traded and, as a consequence, equity awards were not part of the negotiated compensation paid to our non-employee directors; however, non-employee directors are eligible to participate in the Plan discussed above under the heading “Long-term Incentives—2020 Long-Term Incentive Plan” although no awards have been granted to non-employee directors to date.

During 2020, compensation was paid only to our Group I directors and our Group II directors received no compensation of any kind. The reason for this is that compensation arrangements for Group I directors were negotiated by our creditors in connection with our reorganization while our Group II directors were intended to be employees or other representatives of our creditors and, thus, it was not initially deemed necessary to negotiate compensation arrangements to attract such individuals to serve as directors. Also, at such time, the board determined that it would be appropriate to conserve the Company’s limited liquidity as much as possible and, as also noted above, equity compensation was not considered an alternative means of compensating directors because it was not actively traded. In early 2021, our Compensation Committee reconsidered whether it would be appropriate to compensate Group II non-employee directors – or their employers in the event such individuals were precluded from receiving compensation individually – to ensure their continued willingness and/or availability to serve as directors of the Company, and concluded that paying such compensation in the same amount as for Group I directors was appropriate and in the best interests of the Company and its stockholders. Accordingly, payments to all non-employee directors was implemented for 2021. The Compensation Committee also considered making equity awards to non-employee directors; however, due to the limited number of shares available under the Plan, it was determined not to make any such awards at this time. In the future, as circumstances allow, the Compensation Committee will revisit this determination and may recommend that equity awards be made under the Plan to non-employee directors or to their employers if individuals are precluded from receiving equity awards directly under the terms of their employment.

The compensation we currently pay our non-employee directors remains consistent with that negotiated with creditors during our reorganization and is set forth in the following table. According to data produced by our independent compensation consultant, our current director compensation program is below the 50th percentile of our compensation peer group. We revisit non-employee director compensation as circumstances warrant and may adjust compensation in response to competitive market conditions and other factors. Historically, we have targeted non-employee director compensation at the 50th percentile of our compensation peer group, although we currently do not believe doing so is necessary to retain talented board members.

Additional annual compensation for each committee chairperson and committee member for all of the committees of our board for 2020 is set forth below:

Group I Non-Employee Directors	Amount
Annual Retainer:
Non-Executive Chairman of the Board	$225,000
Non-Employee Director	$150,000
Additional Annual Retainers— Committee Chair:
Audit Committee Chair	$25,000
Compensation Committee Chair	$25,000
Reserves Committee Chair	$25,000

Fees are paid in four equal quarterly installments.

Accountants and Audit Committee

Audit Committee Report

Dear Stockholder:

The Audit Committee has reviewed and discussed with management of Battalion and Deloitte & Touche LLP (“Deloitte”), the firm serving as the independent registered public accountant of Battalion, the audited financial statements of Battalion as of, and for the fiscal year ended, December 31, 2020 (the “Audited Financial Statements”). In addition, we have discussed with Deloitte the matters required to be discussed by the statement on Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from Deloitte required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as adopted by the Public Company Accounting Oversight Board, and the Audit Committee has discussed with that firm its independence from Battalion. Upon such review, the Audit Committee has concluded that the independent registered public accountant is independent from Battalion and its management. We have also discussed with management of Battalion and Deloitte such other matters and received such assurances from them as we deemed appropriate.

Management is responsible for Battalion’s internal controls and the financial reporting process. Deloitte is responsible for performing an independent audit of Battalion’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.

Based on the foregoing monitoring and oversight process, discussions with management and a review of the report of Deloitte with respect to the Audited Financial Statements, and relying thereon, the Committee has recommended to the board the inclusion of the Audited Financial Statements in Battalion’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the SEC.

The Audit Committee has considered the requirements of the Sarbanes-Oxley Act of 2002 with respect to the responsibilities of audit committees of public companies. The Audit Committee and the board of Battalion are committed to compliance with all provisions of that statute and related regulations. Actions will be taken by the Audit Committee and the board as statutory and regulatory provisions become effective for Battalion and for audit committees and independent registered public accountants generally.

MEMBERS OF THE COMMITTEE:

William L. Transier (Chairman) Scott H. Germann Gregory S. Hinds

(The foregoing Audit Committee Report does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other filing of Battalion under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Battalion specifically incorporates the Report by reference therein.)

Independent Registered Public Accounting Firm

Deloitte is the independent registered public accounting firm selected by our Audit Committee as the independent registered public accountant for the fiscal years ended December 31, 2020 and 2019. During the years ended December 31, 2020 and 2019, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

Attendance at the Annual Meeting by Deloitte Representative

A representative of Deloitte is expected to be present at the annual meeting of the stockholders. Deloitte will have the opportunity to make a statement if it desires to do so, and the Deloitte representative is expected to be available to respond to appropriate questions.

Fees

The following table presents fees billed for professional audit services rendered by Deloitte, our principal accounting firm for the years ended December 31, 2020 and 2019. The table also presents fees for other services rendered by Deloitte during those periods; we paid all such fees.

	2020	2019
Audit Fees	$525,000	$1,683,204
Audit-Related Fees	—	—
Tax Fees	$109,376	$1,929,666
All Other Fees	—	—
Total	$634,376	$3,612,870

As used above, the following terms have the meanings set forth below:

Audit Fees. The fees for professional services rendered by Deloitte for the audit of our annual financial statements, for the review of the financial statements included in our quarterly reports on Form 10-Q and for services that are normally provided by the accountants in connection with statutory and regulatory filings or engagements and private placements, including but not limited to registration statements, for the years ended December 31, 2020 and 2019.

Tax Fees. The fees for professional services rendered by Deloitte for tax compliance, tax advice, and tax planning.

Audit Committee Pre-Approval Policy

All audit fees, audit-related fees and tax fees as described above for the years ended December 31, 2020 and 2019 were pre-approved by our Audit Committee, which concluded that the provision of such services by Deloitte was compatible with the maintenance of their respective independence in the conduct of their auditing functions. Our Audit Committee’s pre-approval policy provides that pre-approval of all such services must be approved separately by the Audit Committee. The Audit Committee has not delegated any such pre-approval authority to anyone outside the Audit Committee. Each member of the Audit Committee has the authority to pre-approve non-audit services up to $200,000 to be performed by our independent registered public accountant.

PROPOSALS FOR CONSIDERATION
AT THE ANNUAL MEETING OF STOCKHOLDERS

■	Proposal 1—Election of Directors

Our bylaws specify that we shall not have less than one nor more than seven directors. Our certificate of incorporation provides that, the board shall be divided into two classes, designated as Group I and Group II until the annual meeting of stockholders in the year 2021, at which time the divided classification of the board shall cease and each director nominee will then stand for election to a one-year term expiring at the subsequent annual meeting of stockholders. Notwithstanding the expiration date of their term, each director holds office until his or her successor is duly elected and qualified, or until such director’s earlier death, resignation or removal. As of the date of this proxy statement, our board consists of seven directors, six of whom have been determined to be independent directors, as set forth in the applicable corporate governance rules of the NYSE American.

Five of our current directors, Jonathan D. Barrett, David Chang, Gregory S. Hinds, Allen Li, and Richard H. Little have been nominated for re-election at the 2021 Annual Meeting because of the expiration of each of their terms on our board. If Messrs. Barrett, Chang, Hinds, Li, and Little each receive a majority of votes cast in favor of his continued service on the board, each will serve a one-year term expiring in 2022. Each of Messrs. Germann and Transier notified the Company on April 16, 2021, of their intention not to stand for re-election at the annual meeting.

If any nominee should for any reason become unable to serve prior to the date of the annual meeting, the shares represented by all valid proxies will be voted for the election of such other person as the board may designate as a replacement following recommendation by the Nominating and Corporate Governance Committee, or the board may reduce the number to eliminate the vacancy.

Additional information regarding the nominees for director, and all of our other directors, can be found under the sections entitled “Our Board of Directors and Its Committees,” “Security Ownership of Certain Beneficial Owners and Management,” and “Director Compensation” of this proxy statement.

Votes Required

Directors are elected by a majority vote of the votes present in person or represented by proxy and entitled to vote, thus the number of shares vote “for” a nominee must exceed the number of shares voted “against” such nominee. For purposes of determining the outcome for each nominee, broker non-votes will not be counted as entitled to vote and will have no effect on the outcome of the vote. Abstentions will effectively count as votes “against” because they are considered entitled to vote. If you sign your proxy card but do not give instructions with respect to the voting of directors, your shares will be voted for each nominee for director. However, if you hold your shares in street name and do not instruct your broker how to vote in the election of directors, your shares will constitute a broker non-vote and will not be voted for any of the nominees. See the section of this proxy statement entitled “General Information—Voting and Revocation of Proxies.”

☑	The board of directors unanimously proposes and recommends that you vote “FOR” each of the nominees for re-election to the board of directors.

■	Proposal 2—Approval to Amend our 2020 Long-Term Incentive Plan

At the annual meeting, stockholders will be asked to approve an amendment to the Battalion Oil Corporation 2020 Long-Term Incentive Plan, which we refer to as the Plan, to increase the number of shares of our common stock authorized to be issued under the Plan by 300,000 shares. The Plan was initially established effective January 1, 2020.

Description and Text of the Proposed Amendment

Our board of directors has determined that, to give our Company the ability to attract and retain the executive and key employee talent necessary for our continued growth and success, the number of shares of our common stock available for issuance under the Plan should be increased by 300,000 shares, and adopted an amendment to effect such an increase in April 2021, subject to subsequent ratification of our stockholders at the Annual Meeting. In evaluating the amount of the increase in the shares available under the Plan, the Compensation Committee and the board of directors considered the number of shares remaining for awards under the Plan, the significance of equity awards as a component of the Company’s overall compensation program, the compensation paid by peer companies and the competitive environment for talented employees and management.

There are currently 152,998 shares available for grant under the Plan, meaning shares of common stock reserved under the Plan that have not as yet either been issued or reserved for issuance pursuant to outstanding awards under the Plan. In approving and recommending the increase in the Plan, the Compensation Committee and the board of directors concluded it was advisable and in the best interests of the Company to increase the Plan to provide the Company with maximum flexibility to use equity awards to continue to support the Company's growth strategy and maintain its ability to attract and retain talented executives and employees. Because the amount and timing of specific equity awards in the future is dependent on the Company's headcount, management performance, competitive compensation practices, our stock price and a variety of other factors, some of which are beyond our control, it is not possible to determine when or if the currently proposed increase in shares under the Plan will be exhausted or the amount of subsequent dilution that may ultimately result from such awards.

To effect the increase in the aggregate number of shares of our common stock that may be issued under the Plan, the first sentence of Section 1.3 of the Plan was deleted in its entirety and replaced with the following:

"Subject to the limitations set forth herein, Awards may be made under this Plan for a total of 1,805,284 shares of the Company's Common Stock."

Summary of Principal Terms of the Plan

The following is a summary description of the material features of the Plan. The statements made in this proxy statement regarding the amendment to Plan should be read in conjunction with and are qualified in their entirety by reference to the Plan, a copy of which is available as Exhibit 10.01 to the Form 8-K filed with the SEC on January 31, 2020. Prior filings with the SEC are available through our website at www.battalionoil.com or in printed form upon request by any stockholder.

The Plan currently is effective until January 1, 2030. The purposes of the Plan are to create incentives designed to motivate participants to put forth maximum effort toward our success and growth and to enable us to attract and retain experienced individuals who, by their position, ability and diligence are able to make important contributions to our success. Under the Plan, we may grant stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, performance bonuses, stock awards and other incentive awards to our employees or those of our subsidiaries or affiliates. We may also grant nonqualified stock options, restricted stock awards, restricted stock units, stock appreciation rights, performance units, stock awards and other incentive awards to any persons rendering consulting or advisory services and non-employee directors, subject to the conditions set forth in the Plan. Generally, all classes of our employees are eligible to participate in the Plan. The Plan currently provides that a maximum of 1,505,284 shares of our common stock may be issued pursuant to awards granted under the Plan. As of the date hereof, approximately 152,998 shares of our common stock remained available to be granted under the Plan. If the amended Plan is approved by stockholders as proposed herein, approximately 452,998 shares of our common stock would be available to be granted under the Plan; however, the Company does not currently have any specific plans to issue additional shares of common stock under Plan. Awards that are forfeited under the Plan will again be eligible for issuance as though the forfeited awards had never been issued. Similarly, awards settled in cash will not be counted against the shares authorized for issuance upon exercise of awards under the Plan.

Administration

The Compensation Committee of our board of directors administers the Plan. The members of our Compensation Committee serve at the pleasure of our board of directors. We have not granted awards under the Plan to non-employee directors; however, should we determine to do so in the future, such awards would be granted based upon a recommendation of the Compensation Committee to our board of directors as to:

•	which of such persons should be granted awards;

•	the terms of proposed grants or awards to those selected to participate;

•	the exercise price for options and stock appreciation rights; and

•	any limitations, restrictions and conditions upon any awards.

Any award to any of our directors under the Plan must be approved by our board of directors.

In connection with the administration of the Plan, the Compensation Committee, with respect to awards to be made to any officer, employee or consultant who is not one of our non-employee directors, may:

•	determine which employees and other persons will be granted awards under the Plan;

•	grant the awards to those selected to participate;

•	determine the exercise price for options and stock appreciation rights; and

•	prescribe any limitations, restrictions and conditions upon any awards.

In addition, our Compensation Committee will:

•	interpret the Plan; and

•	make all other determinations and take all other actions that may be necessary or advisable to implement and administer the Plan.

Types of Awards

The Plan permits the Compensation Committee to make several types of awards and grants, including awards of shares of restricted stock, awards of restricted stock units, the grant of options to purchase shares of our common stock, awards of stock appreciation rights, or SARs, awards of performance units, awards of performance bonuses, stock awards and other incentive awards.

Restricted Stock. Restricted shares of our common stock may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, and restrictions against sale, transfer or other disposition as our board of directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by our board of directors or our Compensation Committee, vesting and/or the grant of restricted stock awards may be subject to our achievement of specified performance criteria based upon our achievement of certain operational, financial or stock performance criteria. In addition, our board of directors or the Compensation Committee may direct that share certificates representing restricted stock be inscribed with a legend as to the restrictions on sale, transfer or other disposition, and may direct that the certificates, along with a stock power signed in blank by the employee, be delivered to and held by us until such restrictions lapse. Shares of restricted stock may immediately vest upon the occurrence of a change of control. Our board of directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of shares of restricted stock in the event of death or permanent disability of the employee, or for such other reasons as our board of directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

Restricted Stock Units. A restricted stock unit entitles the recipient to receive a payment from us, following the lapse of restrictions on the award, equal to the fair market value of a share of our common stock. The Plan provides for payment in the form of shares of our common stock or cash. Restricted stock units may be granted under the Plan subject to such terms and conditions, including forfeiture and vesting provisions, as our board of directors or the Compensation Committee may determine to be appropriate at the time of making the award. In addition to any time vesting conditions determined by our board of directors or our Compensation Committee, vesting and/or the grant of restricted stock units may be subject to our achievement of specified performance criteria based upon our achievement of certain operational, financial or stock performance criteria. Restricted stock units may immediately vest upon the occurrence of a change of control. Our board of directors or the Compensation Committee, in its discretion, may provide for a modification or acceleration of restricted stock units in the event of death or permanent disability of the employee, or for such other reasons as our board of directors or the Compensation Committee may deem appropriate in the event of the termination of employment of the covered employee.

The Plan also permits our board of directors or Compensation Committee to grant tandem cash dividend rights or dividend unit rights with respect to restricted stock units. A cash dividend right is a contingent right to receive an amount in cash equal to the cash distributions made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of cash dividend rights may provide that such cash payments shall be paid directly to the participant at the time of payment of the related dividend, be credited to a bookkeeping account subject to the same vesting and payment provisions as the tandem restricted stock unit award (with or without interest in the discretion of our board of directors or Compensation Committee), or be subject to such other provisions or restrictions as determined in the discretion of our board of directors or Compensation Committee. A dividend unit right is a contingent right to have an additional number of restricted stock units credited to a participant in respect of a restricted stock unit award equal to the number of shares of our common stock that could be purchased at fair market value with the amount of each cash distribution made by us with respect to a share of our common stock during the period the tandem restricted stock unit is outstanding. A grant of dividend unit rights may provide that such dividend unit rights shall be subject to the same vesting and payment provisions as the tandem restricted stock unit award or be subject to such other provisions and restrictions as determined in the discretion of our board of directors or Compensation Committee.

Stock Options. Stock options are contractual rights entitling an optionee who has been granted a stock option to purchase a stated number of shares of our stock at an exercise price per share determined at the date of the grant. Options are evidenced by stock option agreements with the respective optionee(s). The exercise price for each stock option granted under the Plan will be determined by our board of directors or the Compensation Committee at the time of the grant, but may not be less than the fair market value of our common stock on the date such stock option is granted. Either our board of directors or the Compensation Committee will also determine the duration of each option; however, no option may be exercisable more than ten years after the date the option is granted. Within the foregoing limitations, either our board of directors or the Compensation Committee may, in its discretion, impose limitations on the exercise of all or some options granted under our Plan, such as specifying minimum periods of time after grant during which options may not be exercised. The Plan provides for acceleration of the right of an individual employee to exercise his or her stock option in the event we experience a change of control. No cash consideration is payable to us in exchange for the grant of options.

The Plan provides that the stock options may either be Incentive Stock Options within the meaning of Section 422 of the Code, or Nonqualified Options, which are stock options other than Incentive Stock Options within the meaning of Sections 82 and 421 of the Code.

Incentive Stock Options. Incentive Stock Options may be granted only to our employees or employees of our subsidiaries, and must be granted at a per share option price not less than the fair market value of our common stock on the date the Incentive Stock Option is granted. In the case of an Incentive Stock Option granted to a stockholder who owns shares of our outstanding stock of all classes representing more than 10% of the total combined voting power of all of our outstanding stock of all classes entitled to vote in the election of directors, the per share option price may not be less than 110% of the fair market value of one share of our common stock on the date the Incentive Stock Option is granted and the term of such option may not exceed five years. As required by the Code, the aggregate fair market value, determined at the time an Incentive Stock Option is granted, of our common stock with respect to which Incentive Stock Options may be exercised by an optionee for the first time during any calendar year under all of our incentive stock option plans may not exceed $100,000.

Nonqualified Options. Nonqualified Options are stock options which do not qualify as Incentive Stock Options. Nonqualified Options may be granted to our directors and consultants, as well as to our employees, or those directors, consultants, and employees of subsidiaries in which we have a controlling interest. The exercise price for Nonqualified Options will be determined by the Compensation Committee at the time the Nonqualified Options are granted, but may not be less than the fair market value of our common stock on the date the Nonqualified Option is granted. Nonqualified Options are not subject to any of the restrictions described above with respect to Incentive Stock Options. Incentive Stock Options and Nonqualified Options are treated differently for federal income tax purposes as described below under "—Tax Treatment."

The exercise price of stock options may be paid in cash, in whole shares of our common stock, or in a combination of cash and our common stock, equal in value to the exercise price. The Plan provides that the exercise price of stock options may be paid (1) in cash, (2) subject to the prior approval by our board of directors or the Compensation Committee, in whole shares of our common stock, (3) subject to the prior approval by our board of directors or the Compensation Committee, by withholding shares of common stock which otherwise would be acquired on exercise, or (4) subject to the prior approval by our board of directors or the Compensation Committee, by a combination of the foregoing, equal in value to the exercise price. Our board of directors or Compensation Committee may also permit a stock option to be exercised by a broker-dealer acting on behalf of a participant through procedures approved by our board of directors or Compensation Committee, as applicable.

Performance Unit Awards. Performance units entitle the recipient to receive a certain target, maximum or minimum value in cash or common stock per unit upon the achievement of performance goals established by our board of directors or our Compensation Committee.

Stock Appreciation Rights. Awards of stock appreciation rights, which we refer to as SARs, entitle the recipient to receive a payment from us equal to the amount of any increase in the fair market value of the shares of our common stock subject to the SAR award between the date of the grant of the SAR award and the fair market value of these shares on the exercise date. The Plan provides for payment in the form of shares of our common stock or cash. The Plan provides for acceleration of the right of an individual employee to exercise his or her SAR in the event we experience a change of control.

Performance Bonuses. A performance bonus entitles the recipient to receive a cash bonus upon the attainment of a performance target established by our board of directors or our Compensation Committee. Payments of performance bonuses are made within 60 days of the certification by our board of directors or our Compensation Committee that the performance target(s) have been achieved. The Plan permits payment of performance bonuses in the form of cash or our common stock.

Stock Awards. A stock award entitles the recipient to shares of our common stock not subject to vesting or forfeiture restrictions. Stock awards are awarded with respect to such number of shares of our common stock and at such times as our board of directors or our Compensation Committee may determine, and our board of directors or our Compensation Committee may require a participant to pay a stipulated purchase price for each share of our common stock covered by a stock award.

Other Incentive Awards. The Plan permits the grant of other incentive awards based upon, payable in or otherwise related to, in whole or in part, shares of our common stock if our board of directors or our Compensation Committee determines that such other incentive awards are consistent with the purposes of the Plan. Such other incentive awards may include, but are not limited to, our common stock awarded as a bonus, dividend equivalents, convertible or exchangeable debt securities, other rights convertible or exchangeable into our common stock, purchase rights for our common stock, awards with value and payment contingent upon our performance or any other factors designated by our board of directors or our Compensation Committee, and awards valued by reference to the book value of our common stock or the value of securities or the performance of specified subsidiaries. Long-term cash awards are also permitted under the Plan. Cash awards are also permitted as an element of or a supplement to any awards permitted under the Plan. Awards are permitted in lieu of obligations to pay cash or deliver other property under the Plan or under other plans or compensation arrangements, subject to any applicable provision under Section 16 of the Securities Exchange Act of 1934, as amended.

Transferability

Nonqualified Options are transferable on a limited basis. Other types of awards authorized under the Plan are not transferable other than by will or by the laws of descent and distribution. In no event may a stock option be exercised after the expiration of its stated term.

Termination

Stock options, restricted stock, restricted stock units, SARs, performance units, performance bonuses and other incentive awards which have not vested will generally terminate immediately upon the holder's termination of employment with us or any of our subsidiaries or affiliates for any reason other than retirement with our consent, disability or death. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates as a result of death, disability or retirement, the employee (or personal representative in the case of death) may exercise any vested Incentive Stock Options for a period of up to three months after such termination (one year in the case of death or disability in lieu of the three-month period) and any vested Nonqualified Option during the remaining term of the option. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if an employee's employment with us or any of our subsidiaries or affiliates terminates for any other reason, the employee may exercise any vested option for a period of up to three months after such termination. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, if a consultant ceases to provide services to us or any of our subsidiaries or affiliates or a director terminates service as our director, the unvested portion of any award will be forfeited unless otherwise accelerated by our board of directors or our Compensation Committee. Unless our board of directors or the Compensation Committee specifies otherwise in an award agreement, a consultant or director may have three years following the date he or she ceases to provide consulting services or ceases to be a director, as applicable, to exercise any Nonqualified Options which are otherwise exercisable on the date of termination of service. No stock option or SAR may be exercised following the expiration date of the stock option or SAR.

Dilution; Substitution

Our Plan provides protection against substantial dilution or enlargement of the rights granted to holders of awards in the event of stock splits, recapitalizations, mergers, consolidations, reorganizations or similar transactions. The Plan provides that, upon the occurrence of a change of control event, our board of directors or our Compensation Committee would have discretion, without the consent of any participant or holder of an award, to the extent permitted by applicable law, to cancel awards and make payments in respect thereof in cash; replace awards with other rights or property selected by our board of directors or our Compensation Committee; provide that awards will be assumed by a successor or survivor entity (or a parent or subsidiary thereof) or be exchanged for similar rights or awards covering the equity of the successor or survivor (or a parent or subsidiary thereof); adjust outstanding awards as appropriate to reflect the change of control event; provide that awards are payable; and/or provide that awards terminate upon such event.

Amendment

Our board of directors may amend the Plan at any time. However, without stockholder approval, the Plan may not be amended in a manner that would increase the number of shares that may be issued under the Plan, materially modify the requirements as to eligibility for participation in the Plan, or materially increase the benefits to participants provided by the Plan.

Tax Treatment

The following is a brief description of the federal income tax consequences, under existing law, with respect to awards that may be granted under the Plan. This summary is not intended to provide or supplement tax advice to eligible employees. This summary is not intended to be exhaustive and does not describe state, local or foreign consequences, employment tax consequences, or the effect, if any, of gift, estate and inheritance taxes.

Incentive Stock Options. The grant of an Incentive Stock Option will not result in taxable income to the optionee. The exercise of an Incentive Stock Option will not result in taxable income to the optionee provided that the optionee was, without a break in service, an employee of us or one our permissible corporate subsidiaries during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise and if the option is exercised within three months following termination of employment (one year prior to the date of exercise if the optionee is “disabled,” as that term is defined in the Internal Revenue Code).

The excess of the fair market value of our common stock at the time of the exercise of an Incentive Stock Option over the exercise price is an adjustment that is included in the calculation of the optionee’s alternative minimum taxable income for the tax year in which the Incentive Stock Option is exercised. For purposes of determining the optionee’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the Incentive Stock Option exercise, the optionee will have a basis in those shares equal to the fair market value of our common stock at the time of exercise.

If the optionee does not sell or otherwise dispose of the shares of common stock within two years from the date of the grant of the Incentive Stock Option or within one year after the transfer of such shares of common stock to the optionee, then, upon disposition of such shares of common stock, any amount realized in excess of the exercise price will be taxed to the optionee as capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price.

If the above holding period requirements are not met, the optionee will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the common stock on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be capital gain. If the amount realized is less than the exercise price, the optionee will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Nonqualified Options. The grant of a non-qualified option will not result in taxable income to the optionee. Except as described below, the optionee will realize ordinary income at the time of exercise in an amount equal to the excess of the fair market value of the common stock acquired over the exercise price for those shares. Gains or losses realized by the optionee upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares of common stock equal to the fair market value of the shares at the time of exercise. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the optionee.

Stock Appreciation Rights. A recipient of SARs will not realize taxable income upon the grant of a SAR. At the time the recipient exercises the SAR, the recipient will realize ordinary income in an amount equal to the aggregate of any cash and the fair market value of any shares received upon exercise. We generally will be entitled to a corresponding income tax deduction in the year of exercise equal to the ordinary income recognized by the recipient. Gains or losses realized by the recipient upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares of common stock equal to the fair market value of the shares at the time of exercise. We will generally be entitled to a deduction equal to the amount of ordinary income recognized by the recipient.

Full Value Awards. A “Full Value Award” under the Plan includes restricted stock, restricted stock units, performance unit awards, stock awards and other incentive awards. The federal income tax consequences of a Full Value Award will depend on the type of award. The tax treatment of the grant of shares of our common stock depends on whether the shares are subject to a substantial risk of forfeiture (determined under Code rules) at the time of the grant. If the shares are subject to a substantial risk of forfeiture, the participant will not recognize taxable income at the time of the grant and when the restrictions on the shares lapse (that is, when the shares are no longer subject to a substantial risk of forfeiture), the participant will recognize ordinary taxable income in an amount equal to the fair market value of the shares at that time. If the shares are not subject to a substantial risk of forfeiture or if the participant elects to be taxed at the time of the grant of such shares under Section 83(b) of the Code, the Participant will recognize taxable income at the time of the grant of shares in an amount equal to the fair market value of such shares at that time, determined without regard to any of the restrictions. If the shares are forfeited before the restrictions lapse, the participant will be entitled to no deduction on account thereof. The participant’s tax basis in the shares is the amount recognized by him or her as income attributable to such shares. Gain or loss recognized by the participant on a subsequent disposition of any such shares is capital gain or loss if the shares are otherwise capital assets.

A participant who has been granted a full value award will not realize taxable income at the time of grant provided that the shares of common stock subject to the award are not delivered at the time of grant, or if the shares are delivered, they are subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. income tax purposes. Upon the later of delivery or vesting of shares of common stock subject to an award, the holder will realize ordinary income in an amount equal to the then fair market value of those shares. Gains or losses realized by the holder upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting. Dividends paid to the holder during the restriction period, if so provided, will also be compensation income to the holder.

Code 162(m). Section 162(m) of the Code imposes a $1 million limit on the amount that a publicly-traded corporation may deduct for compensation paid to each of the company’s principal executive officer, principal financial officer and the company’s three next most highly compensated executives (“covered employees”). The Tax Reform and Jobs Act of 2017 (the “Act”) eliminated the ability of companies to rely on the “performance-based” compensation exception under Section 162(m) and extended the application of Section 162(m) to compensation payable to any person who was a covered employee at any time after 2016 (including compensation payable after termination of employment). As a result, we are no longer able to take a deduction for any compensation paid to our named executive officers in excess of $1 million unless the compensation originally qualified for the “performance-based” compensation exception and qualifies for transition relief applicable to certain arrangements in place on November 2, 2017. We do not expect that the transition rules will be of significant value with respect to most of our awards granted under the Plan.

Votes Required

Approval of the proposed amendment to our 2020 Long-Term Incentive Plan requires the affirmative vote of the majority of votes cast for such proposal; provided that, the total votes cast represent a majority of all shares entitled to vote. An affirmative vote of the majority of votes cast for such proposal will be achieved if votes “FOR” represent a majority of the aggregate number of votes “FOR,” “AGAINST” and “ABSTAIN.” Total votes cast will represent a majority of all shares entitled to vote if the aggregate number of votes “FOR,” “AGAINST” and “ABSTAIN” represent a majority of our outstanding shares of common stock. See the section of this proxy statement entitled “General Information—Voting and Revocation of Proxies.”

☑	The board of directors unanimously proposes and recommends that you vote “FOR” the amendment of the Battalion Oil Corporation 2020 Long-Term Incentive Plan.

■	Proposal 3—Advisory Vote to Approve Executive Compensation

In accordance with Section 14A of the Exchange Act, we provide our stockholders with the opportunity to vote to approve, on a non-binding advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules.

As more particularly described in detail under the heading “Executive Compensation” of this proxy statement, we operate in a highly competitive environment and as such, our executive compensation program is designed to attract, motivate and retain high quality individuals, utilizing a mix of fixed and at-risk compensation that is related to our overall performance and the creation of stockholder value. We believe that our program continues to be appropriately designed to achieve our goals and aligns the interests of senior management and other key employees with those of our stockholders by combining competitive compensation with the opportunity for greater rewards for superior performance and the creation of stockholder value.

The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the compensation of our named executive officers as disclosed in this proxy statement in accordance with the SEC’s compensation disclosure rules. The vote is advisory, which means that it is not binding on the Company, our board or our Compensation Committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, our Compensation Committee will evaluate whether any action is necessary to address the concerns of stockholders.

Accordingly, we ask our stockholders to vote on the following resolution at our annual meeting:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Executive Compensation section, the Director Compensation section, the Summary Compensation Table and the other related tables and disclosures.”

☑	The board of directors unanimously proposes and recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

■	Proposal 4—Advisory Vote to Approve Frequency of Stockholder Vote on Executive Compensation

Section 14A of the Exchange Act provides that stockholders must be given the opportunity to vote, on a non-binding, advisory basis, for their preference as to how frequently we should seek future advisory votes on the compensation of our named executive officers as disclosed in accordance with the SEC’s compensation disclosure rules, which we refer to as an advisory vote on executive compensation. By voting on this Proposal No. 3, stockholders may indicate whether they would prefer that we conduct future advisory votes on executive compensation once every one, two, or three years. Stockholders also may, if they wish, abstain from casting a vote on this proposal.

Our board has determined that a triennial advisory vote on executive compensation will allow our stockholders to provide direct input on our executive compensation philosophy, policies and practices at an interval between votes that allows a meaningful comparison between compensation and performance. Because our compensation program and philosophy is straightforward and does not materially change from year to year, the board believes that triennial voting is a more appropriate pace for evaluating how well our Compensation Committee is aligning executive compensation with long-term performance and is consistent with our efforts to best evaluate the effectiveness of our compensation program, particularly relating to the long-term incentive components of compensation which comprise a substantial component of executive compensation.

The vote is advisory and as such, is not binding on the Company, our board or our Compensation Committee. Our board and our Compensation Committee will take into account the outcome of the vote, however, when considering the frequency of future advisory votes on executive compensation the board may decide that it is in the best interests of our stockholders and the Company to hold an advisory vote on executive compensation more or less frequently than the frequency receiving the most votes cast by our stockholders.

Most recently, at our 2020 annual meeting of stockholders, our stockholders approved an annual advisory vote on the compensation of our named executive officers by casting 14,336,203 votes, or approximately 99% of all votes cast by the holders of our common stock present in person or by proxy. Following this vote, our board adopted a triennial voting policy, expressing its intention to schedule the next advisory vote on executive compensation for the 2021 Annual Meeting of Stockholders. See “Proposal 3—Advisory Vote to Approve Executive Compensation” above.

The proxy card provides stockholders with the opportunity to choose among four options (holding the vote every one, two or three years, or abstaining) and, therefore, stockholders will not be voting to approve or disapprove the recommendation of the board.

The advisory vote regarding frequency of a stockholder advisory vote on executive compensation will be determined by whichever of the choices — “1 Year,” “2 Years,” or “3 Years”— receives the greatest number of votes cast. If triennial advisory votes are approved by the stockholders again, we expect that our next advisory vote on executive compensation will occur at our 2024 annual meeting of stockholders. Shares represented by proxies that are marked to indicate abstentions from this proposal and broker non-votes with respect to this proposal will not affect its outcome. If no voting specification is made on a properly returned or voted proxy card, the proxies named on the proxy card will vote “FOR” a frequency of once every “3 YEARS” for future advisory votes on executive compensation.

☑	The board of directors unanimously proposes and recommends that you vote FOR the option of once every “3 YEARS” as the preferred frequency for future advisory votes on executive compensation.

■	Proposal 5—Ratification of Appointment of Independent Registered Public AccountANT

The Audit Committee has appointed Deloitte & Touche LLP (“Deloitte”) as the independent registered public accounting firm to serve as our independent registered public accountant in respect of the fiscal year ending December 31, 2021. The Audit Committee recommends that our stockholders ratify this appointment.

The affirmative vote of the majority of the shares present in attendance or represented by proxy at the annual meeting and voting on Proposal No. 3 shall constitute ratification of the selection of Deloitte as our independent registered public accountant in respect of the fiscal year ending December 31, 2021. If our stockholders do not ratify the appointment of Deloitte, the appointment of an independent registered public accounting firm to serve as the independent registered public accountant for the fiscal year ending December 31, 2021 will be reconsidered by the Audit Committee.

Representatives of Deloitte are expected to be present at the meeting and will have an opportunity to address the meeting and respond to appropriate questions.

During the years ended December 31, 2020 and 2019 and for the subsequent interim period through the date of this report, neither the Company nor anyone acting on its behalf consulted Deloitte with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s consolidated financial statements, or any other matters or reportable events as defined in Items 304(a)(1)(iv) and (v) of Regulation S-K.

☑	The board of directors unanimously proposes and recommends that you vote “FOR” the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accountant for the fiscal year ending December 31, 2021.

Submission of Stockholder Proposals
for Our 2022 Annual Meeting of Stockholders

Stockholder proposals intended to be presented under Rule 14a-8 under the Exchange Act for inclusion in our proxy statement and accompanying proxy for our 2022 annual meeting of stockholders, including nomination of an individual for election as a director at the 2022 annual meeting of stockholders, must be received at our principal executive offices in Houston, Texas, on or before December 31, 2021, and must meet all the requirements of Rule 14a-8. If a stockholder intends to present a proposal at our 2022 annual meeting but has not sought the inclusion of such proposal in our proxy materials, the written proposal must be delivered to our Legal Department not less than sixty (60) nor more than ninety (90) days prior to the meeting date. For example, if our 2022 annual meeting of stockholders is held on June 8, 2022, then our Legal Department must receive the proposal after March 10, 2022 but before April 9, 2022. If we mail or otherwise provide notice, or public disclosure, of the date of our annual meeting on a date that is less than seventy (70) days prior to the date of the annual meeting, the stockholder’s notice that he or she proposes to bring business before the annual meeting must be received by us no later than the tenth business day following the day on which our notice of the annual meeting was mailed, or public disclosure was made, whichever event first occurs. For a description of some of the requirements for suggesting an individual for consideration by the Nominating and Corporate Governance Committee for election as a director, see “Our Board of Directors and Its Committees—Corporate Governance Matters—Nomination Process.”

Proposals and other notices should be sent to (the use of certified mail, return receipt requested, is suggested): Battalion Oil Corporation, Attn: Legal Department, 1000 Louisiana St., Suite 6600 Houston, Texas 77002

Other Matters

The board knows of no other proposals that may properly be presented for consideration at the annual meeting but, if other matters do properly come before the annual meeting, and provided you vote your shares using the instructions on the notice of Internet availability of proxy materials, or, if you received a paper copy of the proxy card, by completing, signing, dating and returning the proxy card, thereby consenting to be represented at the annual meeting by proxy, the persons named in the proxy will vote your shares according to their best judgment.

By Order of the Board of Directors
of Battalion Oil Corporation

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature (Joint Owners) Signature [PLEASE SIGN WITHIN BOX] Date Date To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000512890_1 R1.0.0.177 For Withhold For All All All Except The Board of Directors recommends you vote FOR the following: 1. To elect five directors to serve until the 2022 annual meeting of stockholders in accordance with our certificate of incorporation and bylaws. Nominees 01) Richard H. Little 02) Jonathan D. Barrett 03) David Chang 04) Gregory S. Hinds 05) Allen Li BATTALION OIL CORPORATION C/O BROADRIDGE P.O. BOX 1342 BRENTWOOD, NY 11717 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/07/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/07/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To approve an amendment to the Company's 2020 Long Term Incentive Plan to increase the total number of shares of our common stock issuable thereunder. 3. To approve, in a non-binding advisory vote, the compensation of our named executive officers. The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 4. To determine, in a non-binding advisory vote, whether a stockholder vote to approve the compensation of our named executive officers should occur every one, two or three years. The Board of Directors recommends you vote FOR proposal 5. For Against Abstain 5. To ratify the appointment of Deloitte & Touche LLP, an independent registered public accounting firm, as our independent registered public accountant for the fiscal year ending December 31, 2021. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

0000512890_2 R1.0.0.177 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K and Notice and Proxy Statement are available at www.proxyvote.com BATTALION OIL CORPORATION Annual Meeting of Stockholders June 8, 2021 11:00 AM This proxy is solicited by the Board of Directors The stockholders hereby appoint Richard H. Little and R. Kevin Andrews, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of BATTALION OIL CORPORATION that the stockholders are entitled to vote at the Annual Meeting of Stockholders to be held at 11:00 AM, CDT on June 8, 2021, at the Wells Fargo Plaza Auditorium, 1000 Louisiana St., Houston, Texas 77002, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side